UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________________________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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The Cooper Companies, Inc.
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CooperCompanies

2025 Proxy Statement

COO | Nasdaq Listed

Message from our Chief Executive Officer

Dear Stockholder,

We launched into 2025 with a new shared purpose for the company: Helping People Experience Life’s Beautiful Moments. As the #1 contact lens company in terms of wearers and a leading fertility and women's health company, we recognize that we are making significant impact around the world by helping improve the way people see and creating a world with healthy women, babies, and families. We are uniting our 16,000+ employees under this shared purpose and hope that you, our stockholders, also take great pride in the global impact you enable.

The future is bright at Cooper. We remain diligently focused on taking market share, driving profitability, and executing on our strategic priorities – increasing the availability of our innovative products, expanding our state-of-the-art manufacturing capacity, optimizing our technology investments, developing and launching new products, and investing in our incredible people. Thank you for your support as we continue pursuing our long-term growth strategy to increase our impact and drive value.
Al White
President and CEO, CooperCompanies

6101 Bollinger Canyon Road, Suite 500
San Ramon, CA 94583
2025 Annual Meeting of Stockholders (the "Annual Meeting")
Notice of Annual Meeting
of Stockholders

Meeting Details

Date and Time Wednesday, April 2, 2025 8:00 a.m. (Pacific Time)	Location The CooperCompanies, Inc. ("Company") Headquarters 6101 Bollinger Canyon Road, Suite 500 San Ramon, California 94583	Record Date February 7, 2025
Meeting Agenda

1	Elect seven directors to our Board to serve for one-year terms expiring at the 2026 annual meeting of stockholders	FOR each Director
2	Approve an amendment to our Second Restated Certificate of Incorporation to provide for the exculpation of officers	FOR
3	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2025	FOR
4	Approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers	FOR
5	Stockholder proposal regarding a simple majority vote	AGAINST
These items of business are more fully described in the proxy materials accompanying this notice. In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2024 ("2024 Annual Report") or the Notice of Internet Availability of Proxy Materials are first being mailed or made available to all stockholders of record on or about February 19, 2025.
YOUR VOTE IS IMPORTANT TO US. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.
By Order of the Board of Directors
Nicholas S. Khadder
Vice President, General Counsel, and Secretary
Dated: February 19, 2025

Table of Contents

PROXY SUMMARY	1	Executive Compensation Tables	47
CORPORATE GOVERNANCE	5	Summary Compensation Table	47
Role of the Board	5	Grants of Plan Based Awards	49
Board Leadership	5	Outstanding Equity at Fiscal Year-End	50
Board Independence	5	Option Exercises and Stock Vested	52
Board Meetings and Attendance	6	Pension Benefits	52
Annual Board and Committee Self Evaluations	6	Potential Payments Upon Termination or a Change in Control	53
Related Party Policy and Transactions	6	Pay Versus Performance	56
Board and Committee Structure	8	CEO Pay Ratio	61
Board of Directors’ Role in Risk Oversight	10	PROPOSAL 1 — ELECTION OF DIRECTORS	62
Corporate Governance Policies	11	PROPOSAL 2 — AMENDMENT OF CERTIFICATE OF INCORPORATION	63
AUDIT MATTERS	13	PROPOSAL 3 — RATIFY INDEPENDENT AUDITOR	65
Report of the Audit Committee	15	PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	66
DIRECTORS	16	PROPOSAL 5 — STOCKHOLDER PROPOSAL	67
Director Nomination Process	16	OTHER INFORMATION	69
The Nominees	16	Ownership of the Company	69
Compensation of Directors	25	Delinquent Section 16(a) Reports	71
EXECUTIVE OFFICERS OF THE COMPANY	28	Stockholder Proposals and Nominations for Director	72
EXECUTIVE COMPENSATION	32	General Information	73
Compensation Discussion and Analysis	32	APPENDIX A	77
Report of the Organization & Compensation Committee	46	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	78

2025 Annual Meeting of Stockholders (the "Annual Meeting")
Proxy Summary

Voting Items and Recommendation

Voting Proposals		Board Vote Recommendation	Vote Requirement	Page Reference (for more detail)

1	Proposal 1 - Election of Directors	FOR each Director	Majority of Shares Voted	62
2	Proposal 2 - Amendment of Certificate of Incorporation	FOR	Majority of Shares Represented	63
3	Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of Shares Represented	65
4	Proposal 4 - Advisory Vote to Approve Executive Compensation	FOR	Majority of Shares Represented	66
5	Proposal 5 - Stockholder Proposal	AGAINST	Majority of Shares Represented	67
Fiscal Year 2024 Business Highlights

Total Revenue	GAAP Diluted EPS	Non-GAAP Diluted EPS	Total Stockholder Return
$3.90B	$1.96	$3.69	34.31%
We are a global medical device company focused on helping people experience life’s beautiful moments. We are proud of our successes during the 2024 fiscal year and our momentum entering fiscal 2025.
Fiscal Year 2024 highlights(1) included:
•Revenue of $3.90 billion, up 8% from fiscal 2023, up 9% in constant currency, up 8% organically.
•Gross margin of 67% compared with 66% in fiscal 2023. Non-GAAP gross margin was 67% compared with 66% in fiscal 2023.
•Operating margin of 18% compared with 15% in fiscal 2023. Non-GAAP operating margin was 25% compared with 24% in fiscal 2023.
•Cash provided by operations of $709.3 million offset by capital expenditures of $421.2 million resulted in free cash flow of $288.1 million.
•CooperVision continued gaining market share reaching record levels in wearers and revenues. CooperVision is the #1 contact lens company based on number of wearers (based on internal estimates) and the #2 contact lens company based on revenue share.

CooperCompanies 2025 Proxy Statement	1

•CooperSurgical continues to offer a leading portfolio of innovative products and services, supplemented by the strategic acquisitions of certain Cook Medical assets and the acquisition of obp Surgical and Zymot Fertility during the fiscal year.
•Significant investment throughout our organization in capacity expansion, operational improvements and employee development.
(1) For a reconciliation between GAAP and non-GAAP measures, see Reconciliation of Select GAAP Results and Non-GAAP Results.
Corporate Governance Highlights
Board Composition Snapshot
The following graphs reflect the composition of our Board continuing in office following the Annual Meeting, assuming the election of all nominees:
Director Nominees for Consideration at the Annual Meeting

			Committee Memberships
Name	Director Since	Age	Audit	Corporate Governance & Nominating	Organization & Compensation	Independent

Robert S. Weiss (Chairman)	1996	78
Colleen E. Jay	2016	62
Lawrence E. Kurzius	2023	67
Cynthia L. Lucchese	2022	64
Teresa S. Madden	2020	69
Maria Rivas, M.D.	2021	61
Albert G. White III (CEO)	2018	55

2	CooperCompanies 2025 Proxy Statement

Executive Compensation Highlights
Fiscal Year 2024 Compensation Highlights
Our executive compensation program is designed to support our business and compensation objectives, and to reinforce our pay for performance culture through performance-based compensation that rewards achievement of our financial goals and positive stockholder outcomes. In fiscal 2024, our Named Executive Officers ("NEOs") were eligible for a combination of annual cash bonuses and long-term equity incentives provided as a combination of performance-based awards ("PSUs") and time-vested stock options and/or restricted stock units (“RSUs”).
Executive Compensation Practices
Our executive compensation policies and practices reinforce our "pay for performance" philosophy and ensure that compensation is meaningfully tied to the creation of long-term stockholder value. Listed below are highlights of our compensation policies and practices:

Things We Do
Entirely independent Organization & Compensation Committee ("OCC")
Assessment by the OCC of link between compensation and performance at least annually
Review by the OCC of executive compensation program and individual compensation packages at least annually
Use of independent compensation consultants
“Double trigger” (change in control accompanied by an involuntary loss of employment) requirements for receipt of payments and benefits under employment agreements
Annual review of management succession planning process
Robust stock ownership guidelines applicable to our executive officers
Limited perquisites based on specific business rationale
Compensation recovery (“clawback”) policy applicable to executive officer incentive compensation
Exercise discretion to reduce annual cash incentive awards if determined necessary to ensure rigor required to earn incentive compensation

Things We Don’t Do
No guaranteed annual salary increases
No guaranteed annual bonuses or long-term incentive awards
Prohibition on hedging and speculative transactions in Company securities by our officers and directors
No supplemental executive retirement plan or other executive deferred compensation plans
No related party transactions without approval from our Audit Committee
No repricing of long-term incentives without stockholder approval
No tax gross ups for NEOs in connection with “change in control” payments

CooperCompanies 2025 Proxy Statement	3

Performance-Based Executive Officer Pay
Approximately 92% of Mr. White’s target total direct compensation for fiscal 2024 was tied to financial and stockholder return outcomes, including 50% of total equity award value granted in the form of PSUs which only vest on achievement of financial performance over a three-year period. Approximately 82% of target total direct compensation for our other NEOs (on average) was tied to financial and/or stockholder return outcomes.
Target Total Compensation Fiscal 2024

ò Base Salary ò Cash Bonus ò Time-Based RSUs ò Performance Awards	ò Base Salary ò Cash Bonus ò Time-Based RSUs ò Performance Awards

4	CooperCompanies 2025 Proxy Statement

Corporate Governance

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments around corporate governance and review our policies and practices as needed. We comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission ("SEC") and the Nasdaq Global Select Market (“Nasdaq”) and implement other corporate governance practices we believe are in the best interest of the Company and its stockholders.
In keeping with this commitment:
•All members of our Board are independent, other than Mr. White (our Chief Executive Officer);
•All members of the committees of our Board are independent;
•Board members stand for re-election annually and our corporate Bylaws include a majority voting standard for the election of our directors;
•Our Bylaws include standard proxy access provisions;
•The Board is active in oversight of risk and risk management;
•We do not maintain a stockholder rights plan (“poison pill”); and
•We are committed to corporate social responsibility and sustainability.
Additionally, we maintain various corporate policies that reflect our dedication to good governance. We believe that the policies and practices currently in place enhance our stockholders’ interests.
Role of the Board
Our Board of Directors ("Board") oversees the Chief Executive Officer ("CEO") and other senior management to ensure that the long-term interests of stockholders are being served. Directors are expected to take a proactive, focused approach to ensure that the Company is committed to business success through the maintenance of high standards of responsibility and ethics.
Board Leadership
We maintain separate positions for the Board Chair and CEO. We also maintain an independent Lead Director position. We believe this division provides a balance between the independence of our directors and the experience of our officers. Our current Chair has significant business experience with the Company but has also been affirmatively determined to be independent by our Board. We feel that maintaining a separation between the Chair and the CEO provides for strong, knowledgeable leadership of the Board separate from the CEO’s immediate, day-to-day involvement with the Company.
Board Independence
In making determinations regarding independence, the Board considers the objective requirements for independence set forth by the SEC and Nasdaq. The Board has confirmed that each independent director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board and its committees conduct regular self-evaluations and review director independence and committee composition to ensure continued compliance with applicable regulations.

CooperCompanies 2025 Proxy Statement	5

Additionally, under our Corporate Governance Guidelines, directors are not permitted to serve on the boards of more than two other public companies while they serve on our Board; provided, that the Board may make exceptions to this standard as it deems appropriate in the interest of our stockholders. We do not limit service on private company boards or with non-profit organizations. The Board considers these affiliations and professional relationships on a case-by-case basis to ensure there are no conflicts of interest with the Company or other factors that would impair the relevant non-employee director’s independence from the Company.
Board Meetings and Attendance
The Board met six times during fiscal 2024. The non-employee directors hold executive sessions in connection with regular meetings of the Board and more often as they deem appropriate. Either the Chair or the Lead Director presides over executive sessions.
During the 2024 fiscal year, each director attended at least 75% of the board meetings and meetings of committees on which the director served. We do not maintain a formal policy regarding director attendance at the Annual Meeting and no directors attended the 2024 Annual Meeting.
Annual Board and Committee Self Evaluations
The Board conducts an annual self-evaluation to assess whether the Board, its committees, and each member of the Board are working effectively and to provide an opportunity to reflect upon and improve processes and effectiveness.
The Corporate Governance and Nominating Committee ("CGNC") designs and oversees the overall evaluation framework and, in fiscal 2024, utilized the services of a third-party provider to administer a questionnaire. Topics for the evaluation included strategy and performance; risk, financial monitoring and crisis control; succession planning and human capital management; mission, vision and values; ethics and accountability; Board composition, structure and culture; Board meetings and administration; Board's relationship to management; stakeholder and industry relations; and overall effectiveness. Topics for evaluation of each Board committee included meetings, structure and administration; composition and culture; and roles and responsibilities. Responses to the questionnaires were aggregated and evaluation reports with statistical analysis, heat maps and priority graphs were provided and reviewed by the Board and each committee.
Related Party Policy and Transactions
We review all relationships and transactions in which the Company and our directors and executive officers, or their immediate family members, are participants. The Company’s legal and governance staff is primarily responsible for monitoring and obtaining information from the directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.
Management reports related party transactions to the Audit Committee in accordance with written policy and the Audit Committee reviews and approves (or ratifies) all transactions between the Company and related parties that are required to be disclosed under SEC rules.
Under this policy, the Audit Committee has deemed certain transactions to be pre-approved or ratified even if the aggregate amount involved exceeds thresholds that would otherwise require disclosure as follows:
•Compensation paid for service as executive officer of the Company, provided such compensation has been approved by the OCC and the executive officer is not an immediate family member of another related party;
•Transactions involving the recovery of incentive-based compensation as required under any policy established by the Company for that purpose;
•Compensation for service as a non-employee director provided such compensation is required to be reported in the Company's proxy statement;
•Transactions where the related party’s only interest arises from the ownership of the Company’s common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (such as payment of regular dividends or stock splits);

6	CooperCompanies 2025 Proxy Statement

•Transactions between parent and subsidiary entities within the Company’s subsidiary structure, joint ventures, equity investments, and limited liability entities;
•Transactions where law or government authority regulate the rates or charges; and
•Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
KPMG LLP ("KPMG"), as our independent registered public accounting firm, reviews our controls around the identification and reporting of related party transactions as required by current accounting and auditing standards.
We have determined that there were no related party transactions requiring disclosure during the 2024 fiscal year.

CooperCompanies 2025 Proxy Statement	7

Board Committee Structure
The Board currently maintains three standing committees as described below. Committee membership is determined by the Board and reviewed regularly. As required by the SEC and Nasdaq, all members of our Audit Committee, CGNC and OCC are independent directors.
Each committee maintains a written charter detailing its authority and responsibilities. These charters are updated periodically as legislative and regulatory developments and business circumstances warrant.
All committee charters are available on our website at http://investor.coopercos.com/corporate-governance. The information about our website and its content, together with other references to the website made in this Proxy Statement, is for informational purposes only. The content of our website is not deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

Audit Committee

Key Responsibilities:
•Oversee our independent registered public accounting firm (the “Independent Auditor”), including the audit plan and budget and monitoring independence and performance
•Review and discuss the annual audited financial statements and quarterly financial statements with management and the Independent Auditor
•Oversee the Company's enterprise risk management and information security programs
•Establish procedures for the receipt, retention and treatment of confidential complaints received by the Company regarding accounting, internal accounting controls or auditing matters
•Oversee the Company's internal audit function and internal accounting and financial controls
•Oversee the Company's treasury and investment matters
•Review related party transactions and policies and procedures

Current Committee Members: •Teresa S. Madden (Chair) •Lawrence E. Kurzius •Cynthia L. Lucchese •Maria Rivas, M.D.

Meetings in Fiscal 2024: 7

8	CooperCompanies 2025 Proxy Statement

Corporate Governance & Nominating Committee

Key Responsibilities:
•Review Board composition, determine criteria for selecting directors, identify potential new directors, and make recommendations to the Board with respect to nominees for director
•Oversee committee structure, membership and succession
•Review Board leadership structure
•Monitor director independence
•Develop and make recommendations to the Board with respect to Corporate Governance Guidelines and other governance matters
•Oversee the continuing education program for directors
•Monitor compliance with the Company's Code of Conduct, review any conflicts of interest, and determine any waivers under the Code of Conduct
•Oversee the Company's strategies and policies regarding environmental and social matters
•Oversee Board and committee self-evaluations

Current Committee Members: •Cynthia L. Lucchese (Chair) •Colleen E. Jay •William A. Kozy •Maria Rivas, M.D.

Meetings in Fiscal 2024: 4

Organization & Compensation Committee

Key Responsibilities:
•Evaluate and approve the Company's compensation philosophy, policies, and procedures, including an annual risk assessment of the compensation policies
•Evaluate and approve CEO and other executive officer performance and compensation, including any employment agreements
•Determine the Company's peer group used for compensation decisions
•Review and make recommendations to the Board regarding director compensation
•Oversee the Company's incentive compensation and equity-based plans and policies and the Company's compensation recovery policy
•Oversee succession planning for the CEO and other executive officers
•Oversee the Company’s strategies, policies and practices with respect to human capital management and talent development
Organization & Compensation Committee Interlocks and Insider Participation
None of the current members of the OCC, or any member that served during the 2024 fiscal year, is or has been at any time an officer or employee of the Company or its subsidiaries. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or the OCC.

Current Committee Members: •Colleen E. Jay (Chair) •William A. Kozy •Lawrence E. Kurzius •Teresa S. Madden

Meetings in Fiscal 2024: 5

CooperCompanies 2025 Proxy Statement	9

Board's Role in Risk Oversight
General
Our Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our stockholders. While our management team has responsibility for the day-to-day assessment and management of potential business risks, the Board maintains responsibility for ensuring an appropriate culture of risk management and setting the proper “tone at the top.”
In this function, the Board, directly and through its committees, has oversight responsibilities for our risk management processes and in understanding the steps taken by management to address specific risks, including competitive, legal, regulatory, operational, and financial risks.
Each committee of the Board also regularly assesses risks related to its area of focus in connection with execution of committee responsibilities. For this purpose, each committee has the ability to engage outside advisors as needed, regularly meets in executive session with key management personnel, and maintains full access to management. The Board believes that delegation of certain responsibilities and oversight functions to its committees allows for more a robust oversight process, utilizing the technical expertise and subject matter focus of the Board's individual committees.
Enterprise Risk Management
To further strengthen risk oversight, we have adopted an enterprise risk management ("ERM") program led by a Risk Leadership Committee ("RLC") that includes our Chief Operating Officer, Chief Financial Officer and our General Counsel. The RLC is supported by a Global Risk Committee composed of senior business leaders who provide periodic assessments of the key risks, mitigation activities and trends related to their functional areas. These assessments are reviewed by the RLC and compiled into a formal report provided to the Audit Committee at least annually. The ERM program combines with regular processes and communications throughout the Company, including between management and the Board and Board committees, to ensure business risks are addressed continually in a structured manner.
Cybersecurity Risks
The Audit Committee has oversight responsibility for our information security programs and receives updates at least quarterly from management on matters related to cybersecurity incidents. Our Chief Information Officer also provides a detailed, in-person update to the Audit Committee or to the full Board at least annually.
This update includes a discussion of significant threats to our systems, risk mitigation strategies, program assessments, planned improvements, and status of information security initiatives. We also maintain a cyber insurance policy that provides coverage for security breach recovery and response. Additional information regarding our cybersecurity program can be found in our 2024 Annual Report.
Risk and Compensation
The OCC regularly reviews and assesses the possible risks related to our compensation programs. Based on this assessment, the OCC has concluded that the structure of our compensation programs does not create unreasonable risk or the likelihood of a material adverse impact on the Company.
In making this determination, the OCC considered possible compensation-based risks and means by which potential risks may be mitigated, including the operation of our internal control structure and the Committee’s oversight. The OCC also considered the structure of our compensation programs, including:
•Oversight of executive compensation by an independent committee of the Board;
•Use of an independent compensation consultant and annual review of compensation against an appropriate peer group;
•The use of a combination of short- and long-term compensation programs to create a balanced mix of pay components for our executives;
•Capped bonus targets for annual incentives and equity grant guidelines to govern the size of grants;
•Equity ownership guidelines for our senior executives to strengthen the connection between executive and stockholder interests;

10	CooperCompanies 2025 Proxy Statement

•A compensation recovery (“clawback”) policy to reduce the risk that executives would be motivated to maximize performance in a specific period over long-term goals; and
•Double-trigger change-in-control provisions in agreements with our NEOs to prevent guaranteed payouts.
Additional information regarding our executive compensation program and how financial performance is tied to the compensation of our NEOs can be found in the Compensation Discussion and Analysis.
Management Succession Planning
At least annually, and more often as deemed appropriate, the OCC meets with management to discuss succession plans for our executive management, including our CEO. Succession plans are designed to allow for an orderly transition of top executive posts either in the ordinary course of business or in response to emergency situations. Management develops and presents plans for identification, mentoring, and continuing development of potential internal candidates for executive leadership positions. The OCC provides oversight, input, and recommendations regarding the criteria to be used for identification of potential candidates for succession to leadership positions. The OCC also meets with individual members of management occasionally throughout the year to assess leadership development within the executive team.
Corporate Governance Policies
Corporate Governance Guidelines
We maintain Corporate Governance Guidelines which specify our standards for director qualifications, director responsibilities, Board committees, director access to our executive officers and employees, director orientation and continuing education, service on other boards by our directors and performance evaluations of the CEO and of the Board and its committees. The Corporate Governance Guidelines also address compensation and stock ownership requirements for our non-employee directors. The Corporate Governance Guidelines are available at http://investor.coopercos.com/corporate-governance.
Code of Conduct
Our Code of Conduct (the “Code”) is designed to reflect current best practices and our commitments to integrity, excellence, respect, our communities and to doing what is right in how we do business. We have designed the Code to provide guidance regarding compliance with laws, regulations, and Company policies, and we regularly communicate with employees regarding the Code to ensure familiarity and awareness. The Code applies to all employees, including our CEO, Chief Financial Officer and other executive officers, and to non-employee directors. We require that employees annually certify their agreement to abide by the Code.
The Code provides guidance on multiple topics, including: (i) conflicts of interest; (ii) the protection and proper use of Company assets; (iii) relationships with customers, suppliers, competitors, and associates; (iv) government relations and anti-corruption regulations; and (v) compliance with laws and regulations, including laws and regulations relating to insider trading, equal employment opportunity, harassment, and health and safety. We have also added content regarding preventing fraud and money laundering, use of social media, promoting human rights, and our commitments to environmental and social initiatives. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.
The Code has been translated into multiple languages to facilitate readability and all employees receive a copy of the Code both at their date of hire and annually. The Code is also posted on our internal web pages for ease of access and is available at https://investor.coopercos.com/ethics-compliance.
Amendments to the Code, and any waivers of the Code granted to directors or executive officers, will be made available through our website. As of the date of this Proxy Statement, no waivers have been requested or granted, and adoption of the current Code did not result in any explicit or implicit waiver of any provision of the Ethics & Business Conduct Policy in effect prior to the adoption of the Code.

CooperCompanies 2025 Proxy Statement	11

Stock Trading Policy: Hedging & Pledging
We have implemented a Stock Trading Policy that applies to senior executives, including our NEOs and all members of the Board. Under this policy, trading in Company securities is prohibited except during specifically designated windows. Additionally, executives and members of the Board are prohibited from engaging in various trading practices which would suggest speculation in our securities, including short sales, puts, calls, forward sales, equity swaps, or other hedging transactions. Our policy does permit executives and members of the Board to pledge securities as collateral, but only upon prior notice to, and approval from, the Company.
Sustainability Initiatives
We believe that conducting business in a socially and environmentally responsible manner is important to our long-term success. Recognizing the impact that sustainability matters have on our business, we continue to evaluate our programs and update them as appropriate to ensure that corporate responsibility remains a key focus of our business.
The CGNC has oversight responsibility for our overall environmental and social matters under its charter while specific topics continue to be overseen by other committees as appropriate, including cybersecurity oversight by the Audit Committee and human capital management review by the OCC.
We released our annual ESG Report in May 2024, and it can be found at https://www.coopercos.com/esg/. The report is designed to provide transparency regarding our sustainability efforts, and we encourage you to read it for information regarding our sustainability initiatives, activities in furtherance of our commitment to the United Nations Sustainable Development Goals, human capital management, and commitments to data privacy and security.
Highlights from the report include:
•We maintained 100% renewable electricity sourcing at all of our CooperVision facilities in New York and the UK;
•We received our first Zero Waste Facility certification at our CooperVision Distribution and Packaging Center in West Henrietta, New York;
•We prevented 6.9M kilograms of plastic waste (as of 4/15/2024) from entering the ocean since the start of our PlasticBank partnership in 2021; and
•Eight of our facilities are LEED or BREEAM certified.
Additional information regarding our social and environmental impact initiatives and supplemental business practices can be found at www.coopercos.com/social-environmental-impact and https://investor.coopercos.com/supplemental-business-practices, respectively.

12	CooperCompanies 2025 Proxy Statement

Audit Matters

Independent Auditor
The Audit Committee is solely responsible for the appointment, compensation, retention, and termination of the Independent Auditor for the purpose of (i) preparing or issuing an audit report or related work or (ii) performing other audit, review, or attest services for the Company.
Oversight
Oversight of the work of our Independent Auditor includes:
•Review and approval of the planned scope of our annual audit;
•Review of the Independent Auditor's continued independence;
•Review and pre-approval of any audit and non-audit services that may be performed by our Independent Auditor;
•Review of the adequacy of our internal financial and disclosure controls with management and the Independent Auditor;
•Review of our critical accounting policies and the application of accounting principles;
•Review of the auditors’ report and critical audit matters presented by the Independent Auditor; and
•Monitoring of the Independent Auditor's rotation of partners on our audit engagement team as required by regulation.
Appointment
The Audit Committee has appointed KPMG to serve as our Independent Auditor and to perform an independent audit of the Company’s consolidated financial statements, as well as our internal controls over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG regarding the fair and complete presentation of the Company’s financial results.
The Audit Committee reviews the independence and quality control procedures of KPMG and the experience and qualifications of KPMG senior personnel that are providing audit services to the Company at least annually. In conducting its review of KPMG, the Audit Committee considers:
•Historical and recent performance, including the results of an internal survey of KPMG’s service;
•Quality and professional reputation, utilizing the questionnaire published by the Center for Audit Quality;
•External data relating to audit quality and performance, including recent PCAOB reports on KPMG and its peer firms;
•The value of KPMG’s services in relation to the fees charged to the Company;
•KPMG’s tenure as our Independent Auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting;
•KPMG’s capability and expertise in handling the breadth and complexity of our worldwide operations;
•KPMG’s compliance with the partner rotation requirements established by the SEC;
•KPMG’s integrity and objectivity; and
•KPMG’s independence from the Company consistent with PCAOB Rules, and the impact that any relationships or services may have on the objectivity and independence.

CooperCompanies 2025 Proxy Statement	13

The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG that may impact the auditor independence evaluation.
Based on this evaluation, including the factors discussed above, the Audit Committee has concluded that KPMG is independent and believes it is in the best interests of the Company and its stockholders to retain KPMG to serve as our Independent Auditor for the 2025 fiscal year.
The Audit Committee has also set clear hiring policies regarding the Company’s hiring of present or former employees of KPMG.
Procedures for Handling Accounting Complaints
The Audit Committee has established procedures for receipt and handling of potential complaints we may receive regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, we have established a confidential reporting system managed by an independent third-party vendor through which employees may report concerns about our business practices. The reporting system provides both a telephone hotline and online reporting options in multiple languages.
Audit Fees
The Audit Committee or its Chair approved all audit services provided by KPMG for the fiscal year ended October 31, 2024 prior to the work being performed. The total fees paid or payable to KPMG for the last two fiscal years are as follows:

	Fiscal Year Ended
	October 31, 2024	October 31, 2023

Audit Fees	$6,652,296	$6,090,050
Audit Related Fees	—	—
Tax Fees	$4,522	$19,500
All Other Fees	$100,000	—
	$6,756,818	$6,109,550
•Audit Fees include the audit of the Company’s annual financial statements, review of financial statements included in each of our Quarterly Reports on Form 10-Q and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes audit related work for acquisitions and ERP system implementation.
•Tax Fees primarily relate to tax consulting services.
•All Other Fees include general consulting services not related to the audit or review of our financial statements.
Our Audit Committee determined that the rendering of non-audit services by KPMG was compatible with maintaining the independence of KPMG.

14	CooperCompanies 2025 Proxy Statement

Pre-Approval Policy and Procedures
Consistent with the requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation, and overseeing the work of our Independent Auditor. In recognition of this responsibility, the Audit Committee has a practice of, and has adopted a policy and procedures for, the pre-approval of audit and non-audit services rendered by our Independent Auditor. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. All of the services provided by KPMG for our fiscal years ended October 31, 2024 and 2023, as described in the “Audit Fees” table, were pre-approved by the Audit Committee or ratified by the Audit Committee upon pre-approval by the Chair of the Audit Committee. Our Audit Committee has determined that the rendering of services other than audit services by KPMG is compatible with maintaining the principal accountant’s independence.
Report of the Audit Committee
During fiscal year 2024, the Audit Committee reviewed and discussed with management the processes and procedures associated with our assessment of internal controls over financial reporting, including management’s assessment of the effectiveness of such controls.
The Audit Committee also reviewed the quality and integrity of the Company’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of KPMG, and other significant financial matters.
The Audit Committee met seven times, including telephonic and/or videoconference meetings, during the 2024 fiscal year.
The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2024 with management and KPMG, and management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP).
The Audit Committee discussed with KPMG the matters required to be discussed by the PCAOB Auditing Standard No. 1301 “Communication with Audit Committees” and received both the written disclosures and the letter from KPMG that are mandated by applicable requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee discussed KPMG’s independence from the Company with the lead engagement partner.
Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2024 and be filed with the SEC.
AUDIT COMMITTEE
Teresa S. Madden (Chair)
Lawrence E. Kurzius
Cynthia L. Lucchese
Maria Rivas, M.D.

CooperCompanies 2025 Proxy Statement	15

Directors

Director Nomination Process
The CGNC is responsible for identification and recommendation of qualified candidates to present to the Board for consideration as director nominees. As part of this responsibility, the CGNC annually considers the size, composition, and responsibilities of the Board. The CGNC considers the background and skills of the current board members, the needs of the Board, and the qualifications of any potential candidates prior to making recommendations regarding nominations.
Stockholder nominations must be received on a timely basis and meet the criteria set forth below and in the information on Stockholder Proposals and Nominations for Director.
Criteria for Nominees
In evaluating the suitability of individual nominees, the CGNC and the Board consider many factors, including:
•A high level of personal and professional integrity, strong ethics and value and the ability to make mature business judgments;
•Experience in corporate management;
•Experience as a board member of publicly held companies;
•Professional and academic experience relevant to the Company's industries;
•Strength of the candidate's leadership skills;
•Experience in finance and accounting, corporate governance and/or executive compensation;
•Availability of time required for preparation, participation and attendance at Board and/or committee meetings; and
•Diversity of gender, race or ethnicity.
The CGNC also considers whether a candidate’s personal and professional background will strengthen the makeup of the Board and enhance the quality of deliberations and decisions. The CGNC believes it is important to have directors with a variety of experiences, qualifications, skills and backgrounds, to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company's business and structure. Consistent with this philosophy, the CGNC seeks directors who represent a mix of backgrounds, skills, and experiences and is committed to including candidates in each search who reflect diverse backgrounds.
Board Refreshment
The Board has not adopted formal term limits or retirement age requirements; however, the Board is committed to refreshment of the board of directors on a regular basis to ensure a balance of innovative ideas with experienced leadership.
In furtherance of this commitment, the Board has worked actively to develop internal policies and practices to ensure regular refreshment of appointments and the CGNC has developed a succession planning framework to ensure continued refreshment of Board appointments.

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Four of our continuing directors joined the Board within the past five years, and six of our seven continuing directors have served for less than ten years. The Board views the current composition as a meaningful demonstration of its efforts to refresh its membership and expects to continue these efforts going forward.
The Nominees
The nominees presented for election as directors are listed below. Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees, or between the nominees and any of our officers. After many years of dedicated service to the Company and its stockholders, William A. Kozy has announced his intention to retire from the Board and will not be standing for re-election at the Annual Meeting. Therefore, the Board has set the size of the Board at seven effective as of the date of the Annual Meeting.
Each nominee, if elected, will serve as a director until the next annual meeting or until their successor is duly elected and qualified. All nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but if a nominee is unable to serve, the Board may either propose an alternate nominee or elect to reduce the size of the Board. If an alternative nominee is proposed, proxies will be voted for the alternative nominee.
Director Nominees for Consideration at the Annual Meeting

			Committee Memberships				Financial Expert	Other Public Boards	Demographics
Current Directors	Since	Age	Audit	CGNC	OCC	Independent			Gender	Race / Ethnicity

Robert S. Weiss (Chairman)	1996	78						--	M	White
Colleen E. Jay	2016	62						2	F	White
Lawrence E. Kurzius	2023	67						2	M	White
Cynthia L. Lucchese	2022	64						1	F	White
Teresa S. Madden	2020	69						1	F	White
Maria Rivas, M.D.	2021	61						--	F	Hispanic
Albert G. White III (CEO)	2018	55						1	M	White
- Committee Chair      – Committee Member
Director Nominee Strengths

Executive Leadership Experience 100% 7 of 7 Directors	Public Company Board Experience 100% 7 of 7 Directors	Finance & Accounting / Risk Management 100% 7 of 7 Directors	Investments / Strategic Planning / M&A 100% 7 of 7 Directors

Global Business Experience 100% 7 of 7 Directors	Healthcare Industry 86% 6 of 7 Directors	Government / Regulatory 71% 5 of 7 Directors	Manufacturing / Distribution / Supply Chain 71% 5 of 7 Directors

CooperCompanies 2025 Proxy Statement	17

Key Skills and Qualifications:
Ms. Jay has almost 35 years of experience within the consumer goods industry, including over 15 years of experience as a senior executive. She has first-hand experience with leading large, complex international business operations, including direct responsibility for operations in China and Europe, giving her a strong background in international business, including strategy, sales and marketing, regulatory challenges, and cultural differences in various markets. She brings strong operational, consumer branding and global perspective to the Board that assists with understanding and analyzing our markets and global expansion.
Business Experience:
Ms. Jay served as a Global Division President for Procter and Gamble until her retirement in October 2017. Her most recent operational assignment was President, Global Beauty Specialty Business at Procter & Gamble from 2015 where she was responsible for the Wella Professional Salon, Cosmetics, Retail Hair Color, and Fragrance businesses, and the successful divestiture of them.
Prior to that, Ms. Jay led the multi-billion dollar Global Retail Hair Care and Color division of Procter & Gamble from 2012 to 2015 and the Global Female Beauty division from 2010 to 2012. She also served as Vice President & General Manager, Greater China Feminine Care, Personal Cleansing, Oral Care & Entire China Marketing Function, based in Guangzhou, China, from 2006 to 2009, where she was responsible for businesses with a combined value of over $1 Billion.
She worked in various positions with Procter & Gamble since July 1985 and has led operational units in the United States, Canada, China, and Switzerland (including leading global businesses) during the course of her career. Ms. Jay has also volunteered at Catalyst, Inc., a non-profit organization dedicated to improving workplace inclusion for women. She graduated with honors from Wilfrid Laurier University with a bachelor’s degree in business administration.
Other Public Company Boards:
•Treasury Wine Estates
•Beyond Meat, Inc.

Colleen E. Jay

Age: 62

Director since 2016

Independent Director

Committees: •Organization & Compensation (Chair) •Corporate Governance & Nominating

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Key Skills and Qualifications:
Mr. Kurzius has over 25 years of experience in senior executive leadership roles including seven years as the Chief Executive Officer of a public company and as a member of the board of directors with a publicly traded multinational company. He has experience with strategic planning and leadership, international operations, consumer goods marketing, and directing the day-to-day operations of a complex, global business.
Business Experience:
Mr. Kurzius served as the Chief Executive Officer of McCormick & Company, Incorporated (NYSE: MKC) from 2016 to 2023 and as its President from 2015 to 2022. Mr. Kurzius currently serves as a director of McCormick and previously served as its Executive Chairman from 2023-2024, and as its Chairman from 2017 to 2023. Mr. Kurzius held roles of increasing responsibility at McCormick beginning in 2003, including President and Chief Operating Officer (2015-2016), President of McCormick’s global consumer business (2013-2016), Chief Administrative Officer (2013-2015), President of the international business (2008-2013), and President of EMEA (2007-2008).
Previously, Mr. Kurzius was the Chief Executive Officer of Zatarain’s, where he worked for 12 years before the company was acquired by McCormick. Prior to this, Mr. Kurzius was a marketing executive with the Quaker Oats Company and Mars Inc.’s Uncle Ben’s Company. Mr. Kurzius graduated from Princeton University magna cum laude with a degree in economics.
Other Public Company Boards:
•McCormick & Company, Inc.
•Elanco Animal Health Inc.

Lawrence E. Kurzius

Age: 67

Director Since 2023

Independent Director

Committees: •Audit •Organization & Compensation

CooperCompanies 2025 Proxy Statement	19

Key Skills and Qualifications:
Ms. Lucchese brings almost 30 years of experience in senior corporate leadership roles, including almost 20 years of service as a Chief Financial Officer for publicly traded companies. She also has extensive experience as a director on public company boards, including audit and corporate governance roles. She is qualified as an Audit Committee Financial Expert under the SEC rules and has experience with the review and analysis of financial statements and operational risk, both through her accounting background and her experience with public company audit committees.
Business Experience:
Ms. Lucchese served as Chief Strategy Officer for Penske Entertainment Corp (previously Hulman and Company), a subsidiary of Penske Corporation, from November 2020 until her retirement in February 2023, and she served as Chief Administrative Officer and Chief Financial Officer from November 2014 to November 2020. Previously, she was Senior Vice President and Chief Financial Officer of Hillenbrand (NYSE: HI) from 2008 to 2014. She also served from 2005 to 2007 as Senior Vice President and Chief Financial Officer of Thoratec (NASDAQ: THOR), a medical device company focused on treating advanced stage heart failure, and she held various senior financial positions with Guidant Corporation (NYSE: GDT), now a part of Boston Scientific, from 1994 to 2005. Ms. Lucchese earned her undergraduate degree in accounting and MBA from the Indiana University Kelley School of Business.
Other Public Company Boards:
•Inari Medical
Prior Public Company Boards:
•Hanger, Inc. (until 2022)
•Intersect ENT (until 2022)

Cynthia L. Lucchese

Age: 64

Director since 2022

Independent Director

Committees: •Audit •Corporate Governance & Nominating

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Key Skills and Qualifications:
Ms. Madden’s extensive experience in financial leadership roles, including five years as the Chief Financial Officer of a publicly traded company, and service with the audit committees of public company boards brings valuable accounting knowledge to the Board. She is also qualified as an Audit Committee Financial Expert under the SEC rules and has experience with the review and analysis of financial statements and operational risk, both through her accounting background and her experience with public company audit committees.
Business Experience:
Ms. Madden served as Executive Vice President and Chief Financial Officer of Xcel Energy, Inc. (NASDAQ:XEL), an electric and natural gas utility, from 2011 until her retirement in 2016. She joined Xcel in 2003 as Vice President, Finance, Customer & Field Operations and was named Vice President and Controller in 2004. Previously, she served as Controller for Rogue Wave Software, Inc. from 2000 to 2003 and as Controller for New Century Energies and Public Service Company of Colorado, predecessor companies of Xcel Energy. Ms. Madden holds a Bachelor of Science in Accounting from Colorado State University and a Master of Business Administration from Regis University.
Other Public Company Boards:
•Enbridge, Inc.
Prior Public Company Boards:
•Peabody Energy Corporation (until 2020)

Teresa S. Madden

Age: 69

Director since 2020

Independent Director

Committees: •Audit (Chair) •Organization & Compensation

CooperCompanies 2025 Proxy Statement	21

Key Skills and Qualifications:
Dr. Rivas brings extensive knowledge of the medical profession as well as significant experience in the medical device and healthcare industry, particularly in the area of women’s healthcare. Her background provides the Board with crucial insight into the practical application of our women’s healthcare products and the needs of medical practitioners.
Business Experience:
Dr. Rivas currently serves as Global Chief Medical Officer for Specialty and Primary Care and Head, Evidence Generation for Pfizer, Inc. (NYSE: PFE). She has announced that she will retire from this role in March 2025. Until September 2022, she served as Chief Medical Officer and Senior Vice President for the healthcare business of Merck KGaA, Darmstadt, Germany (which operates as EMD Serono in the US and Canada) where she led the Global Pharmacovigilance, Medical Affairs and Evidence and Value Development (HEOR) teams in over 90 countries. Dr. Rivas has extensive experience in driving growth and commercialization strategies, global operations, digital transformation, and crisis and risk management in highly regulated industries.
Prior to that, Dr. Rivas served as Senior Vice President of Global Medical Affairs at Merck & Co (MSD), as Vice President of Global Medical Affairs at Abbvie, as Vice President of Oncology, General Medicine and Diagnostic Imaging Medical Affairs at Bayer Healthcare, and in various roles at Eli Lilly including Head of US Women’s Health Medical Affairs. Before joining Eli Lilly, Dr. Rivas was in private practice as an endocrinologist in Puerto Rico.
Dr. Rivas obtained a BA in Biochemistry from Brandeis University, Waltham, MA and an MD from Columbia University’s Vagelos College of Physicians and Surgeons, New York, NY. She completed a residency in Internal Medicine and a fellowship in Endocrinology at NY-Presbyterian Hospital, New York, NY. Dr. Rivas is board certified in Endocrinology, Diabetes and Metabolism.

Maria Rivas, M.D.

Age: 61

Director since 2021

Independent Director

Committees: •Audit •Corporate Governance & Nominating

22	CooperCompanies 2025 Proxy Statement

Key Skills and Qualifications:
As our former Chief Executive Officer and with over 40 years of experience with the Company, Mr. Weiss provides the benefit of personal perspective on our business, awareness of our peers and our industry, and an understanding of the strategic goals for our Company that is important to the Board in making decisions regarding the direction of our business. He provides leadership, extensive knowledge of our Company, and business, operating, and policy experience to our Board.
Business Experience:
Mr. Weiss served as our President from March 2008 and as our Chief Executive Officer from November 2007 until his retirement in May 2018. He also served as President of CooperVision, our contact lens subsidiary, from March 2007 to February 2008. He previously served as our Chief Operating Officer from January 2005 to October 2007 and as Executive Vice President from October 1995 to October 2007. He served as our Chief Financial Officer from September 1989 to January 2005. He served as our Treasurer from 1989 to March 2002. Since joining us in 1977, he has held a number of finance positions both with us and Cooper Laboratories, Inc. (our former parent). Mr. Weiss holds a BS in accounting from the University of Scranton.

Robert S. Weiss

Age: 78

Director since 1996

Independent Director Chairman of the Board

CooperCompanies 2025 Proxy Statement	23

Key Skills and Qualifications:
As our current Chief Executive Officer, Mr. White provides the Board with a direct connection to senior management and the benefit of management’s perspective on our business and immediate strategic goals. He provides leadership, extensive knowledge of our Company, and insight on the day-to-day operation of the business.
Business Experience:
Mr. White has served as President & Chief Executive Officer and a member on our Board of Directors since May 2018. Previously, he served as Chief Financial Officer from November 2016 until his appointment as CEO and he also served as Executive Vice President and Chief Strategy Officer, positions he held from December 2015 and July 2011, respectively. From August 2015 to May 2018, Mr. White also directed our women’s healthcare business and served as Chief Executive Officer of Cooper Medical Inc., the parent company to CooperSurgical. Previously, he served as Vice President, Investor Relations from November 2007 through March 2013 and as Vice President and Treasurer from April 2006 through December 2012. Prior to joining the Company, Mr. White was a Director with KeyBanc Capital Markets for three years and held a number of leadership positions within KeyBank National Association over the prior eight years. Mr. White holds a BS in Finance and an MBA, both from Virginia Tech.
Other Public Company Boards:
•Evolus Inc.

Albert G. White III

Age: 55

Director since 2018

President & Chief Executive Officer

24	CooperCompanies 2025 Proxy Statement

Compensation of Directors
Directors of a publicly traded company have substantial responsibilities and time commitments and, with ongoing changes in corporate governance standards, highly qualified and experienced directors are in high demand; therefore, we seek to provide suitable economic incentives for our directors and to compensate them appropriately for their continued performance, increased responsibilities, and dedication. This compensation applies only to our non-employee directors. Members of the Board who are also our employees receive no additional compensation for their service as directors.
The OCC reviews and recommends compensation amounts for our non-employee directors. The full Board approves compensation based on these recommendations. The OCC considers director responsibilities, compensation practices of our peer companies, and recommendations from Compensia, an independent compensation consultant, in making non-employee director compensation recommendations to the Board. Compensation levels are reviewed at least annually and modified as the Board considers necessary or appropriate.
Components of Director Compensation
Cash Compensation
In fiscal 2024, our non-employee directors received an annual retainer for their service. Additional annual retainers, in recognition of additional responsibility, were paid to the Chairman of the Board, the independent Lead Director, and the Chair of each committee of the Board.

Annual Retainer:
Chairman of the Board	$175,000
Lead Director	$70,000
All Other Non-Employee Directors	$50,000
Additional Annual Retainer for Service as a Committee Chair:
Audit Committee	$25,000
Organization & Compensation Committee	$20,000
Corporate Governance & Nominating Committee	$15,000
Equity Compensation
Our non-employee directors automatically receive an annual equity grant ("Annual Equity Grant") in the form of RSUs under the Company’s 2020 Long-Term Incentive Plan for non-employee directors (the “2020 Directors’ Plan”). The Annual Equity Grant has a total grant date value of $270,000 (or $283,500 and $297,000 in the case of the Lead Director and Chairman, respectively) and are awarded annually on April 1st. If a non-employee director is appointed or elected after April 1st, then the director will receive a grant on the date of such appointment or election that is proportionally adjusted to reflect the number of months of actual service on the Board during the first fiscal year of their election or appointment.
Awards vest in full on the first anniversary of the date of grant, except that if a director ends their term of service prior to the vesting date, the number of shares released under the award will be prorated according to the portion of the year actually served and the prorated number of shares will be released on the standard April 1 vesting date. If a director’s service were terminated prior to the vesting date for Cause, as defined in the 2020 Directors’ Plan, the director would immediately forfeit the award.

CooperCompanies 2025 Proxy Statement	25

Director Compensation Table
The following table sets forth the total compensation paid to the non-employee directors for their service on the Board and its committees during the 2024 fiscal year. At present, the non-employee directors are not eligible to participate in our pension programs and no deferred compensation or non-equity incentive plans are available to the non-employee directors.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards(2)(3) ($)	Total ($)

Robert S. Weiss (Chairman)	175,000	297,025	472,025
William A. Kozy (Lead Director)	85,000	283,529	368,529
Colleen E. Jay	70,000	270,032	340,032
Lawrence E. Kurzius(4)	45,834	360,077	405,911
Cynthia L. Lucchese	50,000	270,032	320,032
Teresa S. Madden	75,000	270,032	345,032
Gary S. Petersmeyer(5)	33,333	—	33,333
Maria Rivas, M.D.	50,000	270,032	320,032
(1)Fees earned represent all cash compensation paid to the non-employee directors for their service during the fiscal year.
(2)Represents the grant date fair value of RSUs granted under the 2020 Directors’ Plan to all the non-employee directors serving on April 1, 2024, as follows:
- Mr. Weiss, as Chairman of the Board, was granted 2,993 RSUs.
- Mr. Kozy, as Lead Director, was granted 2,857 RSUs.
- Mses. Jay, Lucchese, and Madden, Mr. Kurzius, and Dr. Rivas were each granted 2,721 RSUs.

The amount reported for Mr. Kurzius also includes the grant date fair value of 1,056 RSUs he received upon joining the Board on December 1, 2023.

All awards will vest in full on the first anniversary of the grant date, subject to continued service on such date. The amounts shown reflect compensation costs recognized in our financial statements in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2024 Annual Report.
(3) As of October 31, 2024, each non-employee director held the following RSUs and options:

Name	Shares Underlying Outstanding Stock Options (#)	Number of RSUs Outstanding (#)

Robert S. Weiss	—	2,993
William A. Kozy	7,064	2,857
Colleen E. Jay	7,064	2,721
Lawrence E. Kurzius	—	2,721
Cynthia L. Lucchese	—	2,721
Teresa S. Madden	—	2,721
Gary S. Petersmeyer	7,128	—
Maria Rivas, M.D.	—	2,721
(4) Mr. Kurzius joined the Board in the first quarter of 2024 and his fees were prorated accordingly.

26	CooperCompanies 2025 Proxy Statement

(5) Payments to Mr. Petersmeyer represent a pro rata retainer for service as a director through March 2024. Mr. Petersmeyer retired as a director effective on the date of the 2024 Annual Meeting and, accordingly, was not granted RSUs under the 2020 Directors’ Plan. Mr. Petersmeyer's outstanding options will remain exercisable by their terms for three years from his resignation as a director.
Director Stock Ownership Requirements
The Board has adopted stock ownership requirements for non-employee directors. The Board adopted this requirement to strengthen the relationship between director and stockholder interests. Under the current requirements, non-employee directors must hold shares of our common stock valued at five times their annual retainer.
Shares held must be free of restrictions to meet ownership requirements, and until the required ownership values are met the non-employee directors must retain 100% of the shares of common stock received on vesting of stock awards or on exercise of stock options. All of our non-employee directors complied with the applicable ownership requirements as of October 31, 2024.

CooperCompanies 2025 Proxy Statement	27

Executive Officers
of the Company

Set forth below is information regarding our executive officers as of February 1, 2024 (other than our CEO, who is also a director and whose information appears above with information regarding our nominees for election as director).

Mr. Andrews has served as Executive Vice President, Chief Financial Officer and Treasurer since December 2020. He previously served as our Senior Vice President, Chief Financial Officer & Treasurer from May 2018, and as Treasurer since January 2013 and Vice President since November 2014. He also served as Vice President, Global Logistics and Service for CooperSurgical, a position he held from June 2017 to May 2018. Mr. Andrews previously served as Assistant Treasurer for the Company from April 2006 to December 2012. Prior to joining the Company, he held various corporate and investment banking positions at KeyBanc Capital Markets from 2002 to 2006 and at ING Barings from 2000 to 2001.
Mr. Andrews holds a B.A. in Economics from Columbia University.

Brian G. Andrews

Executive Vice President, Chief Financial Officer & Treasurer

Age: 46

28	CooperCompanies 2025 Proxy Statement

Mr. Khadder has served as Vice President, General Counsel and Corporate Secretary since August 2022. He previously served as general counsel of Standard BioTools Inc. (formerly Fluidigm Corporation) from June 2016 to July 2022. From 2010 to June 2016, he held various positions at Amyris, Inc., including general counsel and corporate secretary from 2013 to June 2016. Previously, he served in senior corporate counsel roles at LeapFrog Enterprises, Inc. from August 2008 to September 2010, and at Protiviti Inc. (a subsidiary of Robert Half International Inc.) from June 2005 to July 2008. Mr. Khadder started his legal career as a corporate attorney at Fenwick & West LLP from October 1998 to May 2005.
Mr. Khadder holds a bachelor's degree from the University of California, Berkeley and a J.D. from the UC Berkeley School of Law.

Nicholas S. Khadder

Vice President, General Counsel & Corporate Secretary

Age: 51

Mr. McBride has served as Executive Vice President and Chief Operating Officer since November 2013. He previously served as the President of CooperVision, Inc., our contact lens subsidiary, from February 2014 through February 2022, as our Chief Risk Officer from July 2011 through October 2013, as our General Counsel from November 2007 through January 2014, and as Vice President from July 2006 through October 2013. He also served as Senior Counsel from February 2005 through November 2007. Prior to joining the Company, Mr. McBride was an attorney with Latham & Watkins LLP from October 1998 to February 2005, concentrating on mergers and acquisitions and corporate finance matters.
Mr. McBride holds a B.S. in Finance from Santa Clara University and a J.D. from Stanford Law School.

Daniel G. McBride

Executive Vice President & Chief Operating Officer

Age: 60

CooperCompanies 2025 Proxy Statement	29

Mr. Ricupati has served as our Chief Accounting Officer since October 2017 and as Senior Vice President, Finance & Tax since July 2017. Mr. Ricupati previously served as Vice President, Tax for the Company from July 2013 to July 2017. Prior to joining the Company, he served as International Tax Director for Intel Corp. (NASDAQ: INTC) from 2010 to 2013 and in various other senior finance and tax positions over the past 20 years.
Mr. Ricupati holds a master’s degree from DePaul University and is a Certified Public Accountant.

Agostino Ricupati

Senior Vice President & Chief Accounting Officer

Age: 58

Ms. Sheffield has served as President of CooperSurgical, Inc., our women's healthcare business, since July 2020. Previously, she served as Executive Vice President & Chief Strategy Officer from June 2018 to July 2020. Prior to joining the Company, Ms. Sheffield had over 20 years of experience in investment banking. She joined Cooper from UBS Securities LLC, where she was a Managing Director, Global Head of Medical Technology from 2009 to May 2018. From 2000 to 2009, Ms. Sheffield was at Credit Suisse and from 1997-2000, Ms. Sheffield was at Donaldson, Lufkin & Jenrette until it was acquired by Credit Suisse.
She received a B.S. from Cornell University and an M.B.A. from Columbia Business School.

Holly R. Sheffield

President, CooperSurgical, Inc.

Age: 54

30	CooperCompanies 2025 Proxy Statement

Mr. Warner has served as President, CooperVision, Inc. from February 2022. He previously served as Executive Vice President, Americas & Global Commercial Functions of CooperVision from April 2019 to January 2022 and as President, Americas from May 2015 to March 2019. Mr. Warner served in various other Vice President and Senior Vice President positions with CooperVision from May 2012 through April 2015. Prior to joining CooperVision, Mr. Warner spent 17 years at Bausch + Lomb in a variety of marketing and management roles.
Mr. Warner earned a B.S. in Business Administration in Marketing from Villanova University and an M.B.A. from The Simon School of Business, University of Rochester.

Gerard H. Warner III

President, CooperVision, Inc.

Age: 60

CooperCompanies 2025 Proxy Statement	31

Executive Compensation

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our compensation program and the compensation decisions made by the OCC related to the compensation of our CEO, Chief Financial Officer, and our three other most highly compensated persons serving as executive officers as of October 31, 2024 (collectively, NEOs) in the following roles:

Name	Title
Albert G. White III	President & Chief Executive Officer
Brian G. Andrews	Executive Vice President, Chief Financial Officer & Treasurer
Daniel G. McBride	Executive Vice President & Chief Operating Officer
Holly R. Sheffield	President, CooperSurgical, Inc.
Gerard H. Warner III	President, CooperVision, Inc.
Executive Summary
Fiscal 2024 Performance
Fiscal 2024 was an outstanding year for the Company as we continued successfully executing on our long-term strategic objectives, including gaining market share, driving profitability, launching innovative products and services, and maintaining a fantastic culture. Our results for fiscal 2024 reflect the continuation of a multiyear effort to drive stronger sustainable, organic growth by investing in our people and our infrastructure, including strengthening our supply chain management, sales and marketing teams, and research and development efforts to support continuing launches of new and innovative products. This investment activity resulted in a very successful 2024 and puts us in an excellent position entering fiscal 2025, and well into the future.
Key Highlights for Fiscal 2024(1) include:
•Revenue of $3,895.4 million, up 8% from fiscal 2023, up 9% in constant currency, up 8% organically.
•CooperVision revenue of of $2,609.4 million, up 8% from fiscal 2023, up 8% in constant currency, up 9% organically.
•CooperSurgical revenue $1,286.0 million, up 10% from fiscal 2023, up 11% in constant currency, up 5% organically.
•Gross margin of 67% compared with 66% in fiscal 2023. Non-GAAP gross margin was 67% compared with 66% in fiscal 2023.
•Operating margin of 18% compared with 15% in fiscal 2023. Non-GAAP operating margin was 25% compared with 24% in fiscal 2023.
•Cash provided by operations of $709.3 million offset by capital expenditures of $421.2 million resulted in free cash flow of $288.1 million.

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•CooperVision continued gaining market share reaching record levels in wearers and revenue dollars. CooperVision is the #1 contact lens company based on number of wearers (based on internal estimates) and the #2 contact lens company based on revenue share.
•CooperSurgical continues to offer a leading portfolio of innovative products and services, supplemented by the strategic acquisitions of certain Cook Medical assets and the acquisition of obp Surgical and Zymot Fertility during the fiscal year.
•Significant investment throughout our organization in capacity expansion, operational improvements and employee development.
(1) For a reconciliation between GAAP and non-GAAP measures, see Reconciliation of Select GAAP Results and Non-GAAP Results.
Overall, we are proud of our successes during the 2024 fiscal year and our momentum entering fiscal 2025. The OCC took these efforts, and the resulting achievements, into consideration in its executive compensation decisions for fiscal 2024.
Fiscal 2024 Compensation Highlights
Our executive compensation program is designed to support our business and compensation objectives and to reinforce our pay for performance culture through performance-based compensation that rewards achievement of our financial and other goals and positive stockholder outcomes. In fiscal 2024, approximately 92% of Mr. White’s target total direct compensation and 82% of target total direct compensation for our other NEOs (on average) was performance-based, tied to financial and other performance metrics and stockholder return outcomes.
Target Total Compensation Fiscal 2024

ò Base Salary ò Cash Bonus ò Time-Based RSUs ò Performance Awards	ò Base Salary ò Cash Bonus ò Time-Based RSUs ò Performance Awards

Executive Compensation Policies and Practices
The OCC oversees our executive compensation program. In this capacity, the OCC regularly reviews our program to ensure that we maintain an effective and appropriate link between pay and performance and that our compensation practices do not encourage behaviors that could have adverse effects on the Company.
The OCC seeks to ensure we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices. The OCC works closely with its compensation consultant, management, and such other advisors as the OCC considers appropriate to accurately assess our policies and practices.

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The OCC also regularly assesses the alignment between our executive compensation packages and our performance through:
•Regular updates from management on our business results;
•Review of our quarterly financial statements, management projections, and long-range plans;
•Review of management reports on continued progress on long-term strategies;
•Review of performance and market information regarding our peer group; and
•Review of broader industry compensation data relative to our market and other companies of comparable size.
The OCC considers management input, the advice of its compensation consultant, and publicly available peer information to be valuable tools in evaluating the relationship between executive compensation and Company performance.
Consideration of 2024 Say on Pay Vote
The OCC considered the outcome of our annual Say on Pay vote at our 2024 Annual Meeting in determining the design of our executive compensation program and the composition and levels of individual compensation packages for the 2024 fiscal year.
At our 2024 Annual Meeting, approximately 90% of the votes cast on our Say on Pay proposal were voted in favor of the compensation program for our NEOs. The OCC viewed this as an indication of support for our NEO compensation in fiscal 2023 and considered this result in setting compensation for fiscal 2024 as described in this Compensation Discussion and Analysis.
Discussion of Our Executive Compensation Program
Compensation Philosophy and Objectives
Our executive compensation program is designed to provide market-competitive target total direct compensation opportunities for our NEOs based on a “pay for performance” philosophy and to align our NEOs’ interests with those of our stockholders by emphasizing certain principles:
•Aligning compensation with performance by connecting executive compensation to financial measures that correlate strongly with stockholder returns;
•Balancing short-term financial results with long-term strategic objectives;
•Rewarding achievement of challenging corporate objectives, without encouraging inappropriate risk-taking;
•Providing competitive pay packages aligned to market compensation practices; and
•Maintaining sufficient flexibility to allow recognition of significant individual achievements by our executive officers.
The OCC believes that each element of executive compensation and the total compensation provided to each of our NEOs is reasonable, competitive and appropriate. The OCC believes that our executive compensation program provides an appropriate mix of elements that will allow us to continue to attract, retain and motivate a top-performing management team, without encouraging excessive or inappropriate risk-taking by our executive officers and that our compensation arrangements create incentives that drive our continued strong financial performance.
The compensation payable to our NEOs depends primarily on our financial performance and returns to our stockholders. This strategy has supported strong financial and operational results, and we have maintained steady growth and returns for our stockholders over the past decade. We consider our executive compensation program design to be integral to our success and believe the performance measures selected for use in our incentive compensation plans serve as significant drivers of our continued success.
Compensation Setting Process
The OCC’s goal is generally to set all elements of NEO compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. For fiscal 2024, the OCC reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:
•A compensation analysis of competitive market data performed by Compensia;

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•Each executive officer’s scope of responsibilities, skill set, prior experience, and time in their position;
•The recommendations of our CEO; and
•General market conditions.
The OCC does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data. Instead, the OCC relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.
Role of Management
The OCC considers input from management regarding executive compensation and performance to be a valuable tool in setting appropriate compensation levels. In addition to recommendations regarding annual executive compensation, management also provides recommendations to the OCC regarding:
•Selection of companies for our compensation peer group;
•Appropriate structure for our annual incentive payment plan, including financial performance measures, non-financial objectives, target performance levels, and calculation or determination of achievement levels;
•Long-term incentive plan design and annual award allocations;
•Employment terms and arrangements; and
•Stock trading and incentive compensation recovery policies and ownership guidelines.
The OCC reviews management recommendations with its compensation consultant before making its own decisions on the compensation of our NEOs. Other than the CEO, none of the NEOs are present during the OCC's deliberations and voting regarding their own compensation and the CEO is not present during the OCC's deliberations and voting regarding the CEO's compensation. The OCC meets in private session with only independent directors present to conclude deliberations and make final decisions regarding the compensation of all of the NEOs.
Role of the Compensation Consultant
In fiscal 2024, the OCC retained Compensia to provide information and analysis on the compensation of our executive officers. The OCC maintains sole authority to determine the terms of Compensia’s retention and services, and a representative of Compensia generally attends the OCC meetings.
The OCC has reviewed the nature of the relationship between itself and Compensia as an independent consulting firm and its relationship with the members of Compensia as individuals, for potential conflicts of interest. In conducting this review, the OCC considered the factors identified by the SEC and Nasdaq as possibly contributing to conflicts, including the scope of work performed for the OCC by Compensia, the fees paid to Compensia for services, and any personal or business relationships between our executive officers or members of the OCC and Compensia or its individual members. Compensia maintains internal policies specifically designed to prevent conflicts of interest. The OCC assessed the independence of Compensia and concluded that the services provided by Compensia does not raise any conflicts of interest.
Compensation Peer Group
The OCC uses a peer group for understanding and assessing competitive compensation levels and practices within our industry. Our compensation peer group is drawn from publicly traded companies headquartered in the United States and is reviewed annually. Recommendations for peer group companies are based on comparable industry, business model and/or executive labor market and similarity in company size and scope as measured by annual revenue and market capitalization.
For fiscal 2024, companies in Healthcare Equipment, Healthcare Supplies, and Life Sciences Tools and Services industries with comparable business focuses and end markets were considered for inclusion in our compensation peer group. Our peer group selection criteria also targeted revenues between about $1.7 billion and $6.8 billion in the previous fiscal year (about 0.5x to 2.0x our own revenue) and market capitalization between about $5.7 billion and $56.9 billion (about 0.3x to 3.0x our 30-trading day average market capitalization).

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Our compensation peer group for fiscal 2024 was the same as the peer group for fiscal 2023 and was comprised of the following companies:

Agilent Technologies, Inc.	Illumina, Inc.
Align Technology, Inc.	Masimo Corporation
Bausch + Lomb Corporation	ResMed Inc.
Bio-Rad Laboratories, Inc.	Revvity, Inc.
Charles River Laboratories International, Inc.	STERIS PLC
DENTSPLY SIRONA Inc.	Teleflex Incorporated
DexCom, Inc.	Waters Corporation
Edwards Lifesciences Corporation	Zimmer Biomet Holdings, Inc.
Hologic, Inc.
Elements of our Executive Compensation Program
The primary elements of our executive compensation program are designed to allow us to attract and retain qualified executive officers and to connect NEO compensation to stockholder returns and company objectives.

Base Salary	We offer base salaries that are intended to provide a level of stable fixed compensation to our executive officers for performance of day-to-day services. Base salaries for our executive officers are generally reviewed annually to determine whether an adjustment is warranted, with any changes in base salary generally effective on the first day of the calendar year.
Annual Cash Incentive
We provide our executive officers the opportunity to earn annual cash bonuses on substantially the same basis as our employees who are eligible under our corporate bonus program. These cash bonuses are intended to encourage achievement of short-term business goals as reflected in our annual operating budget

Long-Term Equity Incentives	We provide our executive officers the opportunity to earn shares of our common stock through stock options, restricted stock units (RSUs) and performance-based restricted stock units (PSUs), which connects equity incentives to strategic objectives and priorities linked to long-term success, supports alignment between executives and stockholders, and encourages executive retention
The majority of NEO compensation is a combination of annual cash and long-term equity incentives. This creates a direct link between our performance and NEO compensation. Additionally, compensation is balanced between short-term and long-term factors to encourage attention to annual financial and operational objectives, and long-term strategic goals to drive long-term stockholder value creation.
Annual target total direct compensation for our NEOs is based on current role, recent changes to responsibilities and overall execution of duties throughout the prior fiscal year. Company performance, internal compensation alignment, peer group practices and competitive market changes and conditions are also considered.

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Compensation Decisions for Fiscal Year 2024
Base Salaries
Salary changes for fiscal 2024 were structured to align executive compensation with similar roles from our peer group. This is consistent with the OCC’s overall philosophy regarding retention of key talent and maintaining stable leadership for the Company. Larger increases for certain executives, including our CEO, were approved in the context of salary levels that were meaningfully below the median of competitive market data provided by Compensia.

Executive	2023 Base Salary (1) ($)	2024 Base Salary (1) ($)	% Change

Albert G. White III	$1,080,000	$1,200,000	11.1%
Brian G. Andrews	$600,000	$650,000	8.3%
Daniel G. McBride	$750,000	$750,000	—%
Holly R. Sheffield	$575,000	$625,000	8.7%
Gerard H. Warner III	$500,000	$550,000	10.0%
(1)Salaries as presented here represent amounts approved by the OCC for the indicated fiscal year. Salary changes become effective on a calendar year basis and therefore amounts presented here may differ from the Summary Compensation Table which presents amounts paid during the fiscal year.
Annual Cash Incentives – 2024 Incentive Payment Plan
At the beginning of each fiscal year, the OCC approves an Incentive Payment Plan (“IPP”) to provide annual performance-based cash incentive opportunities. The OCC sets participation levels under the IPP (target incentive opportunities) for our NEOs.
Each NEO’s annual incentive opportunity under the IPP is allocated into two components:
•75% of the target is tied to quantitative, pre-established financial performance metrics; and
•25% of the target is payable based on specified non-financial goals intended to recognize strategic and operational accomplishments.
This combination of financial metrics and non-financial goals encourages our executive officers, including our NEOs, to focus on both our immediate business objectives and annual financial performance, as well as other non-financial factors that support longer-term performance.
Achievement levels for the quantitative financial performance metrics used in the IPP are based on targets in our annual operating budget and achievement against the non-financial goals is based on the OCC’s assessment of our achievement of strategic and operational goals approved at the beginning of the fiscal year.
Target incentive opportunities under the IPP are calculated as a designated percentage of base salary for the fiscal year as follows:

Base Salary ($)	X	IPP Participation Level (%)	X	Financial Metric and Non-Financial Goal Achievement (%)	=	Total Bonus Paid ($)

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Quantitative Financial Performance Component
The quantitative financial performance metrics for the 2024 IPP were revenue and either non-GAAP EPS (constant currency) for the Company or non-GAAP operating income (constant currency) for CooperVision and CooperSugical. The target levels for these financial metrics for the 2024 IPP were based on our annual operating budget, as approved by our Board at the beginning of fiscal 2024. Weighting for each of these financial metrics is described below under “Financial Objective Achievement.”
Payout opportunities for our NEOs under the 2024 IPP ranged from 50% to 200%, with the payout for performance between these levels using interpolation between the data points. Failure to achieve threshold performance would result in no payout for the financial goal. The maximum award for each NEO for any financial goal is capped at 200%.

Performance Measure	Threshold	Target	Maximum

Revenue (Constant Currency)	95%	100%	105%
Non-GAAP EPS (Constant Currency)	90%	100%	110%
Non-GAAP Operating Income (Constant Currency)	90%	100%	110%
The 2024 IPP provides for adjustment to quantitative financial performance metrics for acquisitions and/or divestitures and other items during the fiscal year as determined by the Board. The OCC also has discretionary authority to reduce the amount awarded based the financial metric component of the annual cash incentive, regardless of achievement levels, to the extent the OCC considers such reduction to be in the Company’s best interests based on any facts and circumstances. Award payments could also be reduced or wholly eliminated by the OCC if a review of the results for the first month of fiscal 2025 reflected anomalous unfavorable events that were attributable to fiscal 2024.
Non-Financial Performance Component
Non-financial goals for the 2024 IPP were selected by the OCC at the beginning of fiscal 2024 to reflect operational, organizational, and business goals not directly reflected in the quantitative financial measures for the year. These non-financial goals generally aligned with the objectives approved by the Board at the beginning of the fiscal year and determination of NEO achievement was dependent on the OCC’s assessment of our achievement against the designated goals, subject to a cap on maximum achievement at 200%.
In determining achievement for the NEOs, the OCC considered Mr. White’s assessment of the collective achievement against the selected objectives as well as the OCC’s own evaluation of such performance and recommendations from Compensia.

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Overall 2024 IPP Achievement
Based on the OCC’s determination of achievement against the selected quantitative metrics and non-financial goals for fiscal 2024, the OCC approved the following awards for each NEO under the 2024 IPP.

NEO	Participation Level		Financial Metrics		Non-Financial Goals		Award Payout (1)
	Target Bonus ($)	(% of Base Salary)	Weighted Achievement (2)	Goal Weighting	Weighted Achievement (2)	Goal Weighting	($)	(% of Target)	(% of Base Salary)

A. White	$1,391,667	125%	116.4%	75%	140%	25%	$1,702,008	122.3%	152.9%
B. Andrews	$481,250	75%	116.4%	75%	140%	25%	$588,569	122.3%	91.7%
D. McBride (1)	$600,000	80%	113.6%	75%	140%	25%	$721,425	120.2%	96.2%
H. Sheffield (1)	$462,500	75%	98.9%	75%	140%	25%	$504,934	109.2%	81.9%
G. Warner (1)	$402,083	75%	110.9%	75%	140%	25%	$475,162	118.2%	87.7%
(1)Mr. McBride’s achievement reflects equal weighting of performance for the Company and for CooperVision. Achievement for each of Ms. Sheffield and Mr. Warner is based on the performance of the CooperSurgical and CooperVision divisions, respectively. Mr. Warner's target as a percentage of salary increased from 70% to 75% effective January 1, 2024.
(2)Weighted achievement reflects achievement against goal weighting.
Achievement levels and awards paid reflect amounts approved based on the performance detailed below.
Financial Objective Achievement
Financial objective achievement under the 2024 IPP for the Company and for each division was as follows:
Overall

Financial Metric (Constant Currency)	Budget Target ($ in Millions; except EPS)	Metric Weighting	Achievement ($ in Millions, except EPS) (% of Target)	Weighted Achievement Under 2024 IPP (% of Target)

Revenue (1)	$3,943.70	50%	$3,932.2 (99.7%)	48.5% (97.1%)
Non-GAAP EPS (2)	$3.62	25%	$3.81 (105.5%)	38.8% (155.1%)
Total Achievement:		75%		87.3% (116.4%)
(1)Revenue as reported was $3,895.4 million versus 2024 IPP achievement of $3,932.2 million on a constant currency basis. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the 2024 IPP achievement calculation.
(2)Non-GAAP EPS as reported to investors was $3.69 versus 2024 IPP achievement of $3.81. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget.

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CooperVision

Financial Metric (Constant Currency)	Budget Target ($ in Millions)	Metric Weighting	Achievement ($ in Millions) (% of Target)	Weighted Achievement Under 2024 IPP (% of Target)

Revenue (1)	$2,645.00	50%	$2,639.9 (99.8%)	49.1% (98.1%)
Non-GAAP Operating Income	$720.00	25%	$746.3 (103.7%)	34.1% (136.5%)
Total Achievement:		75%		83.2% (110.9%)
(1)Revenue for CooperVision as reported was $2,609.4 million versus 2024 IPP achievement of $2,639.9 million on a constant currency basis. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the 2024 IPP achievement calculation.

CooperSurgical

Financial Metric (Constant Currency)	Budget Target ($ in Millions)	Metric Weighting	Achievement ($ in Millions) (% of Target)	Weighted Achievement Under 2024 IPP (% of Target)

Revenue (1)	$1,298.80	50%	$1,292.3 (99.5%)	47.5% (95%)
Non-GAAP Operating Income	$331.70	25%	$333.9 (100.7%)	26.7% (106.7%)
Total Achievement:		75%		74.2% (98.9%)
(1)Revenue for CooperSurgical as reported was $1,286.0 million versus 2024 IPP achievement of $1,292.3 million on a constant currency basis. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the 2024 IPP achievement calculation.
A full discussion of our financial results can be found in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2024 Annual Report. For a reconciliation between reported GAAP and non-GAAP measures, see the Reconciliation of Select GAAP Results and Non-GAAP Results.
Non-Financial Objective Achievement
The non-financial goals selected by the OCC in December 2023 for fiscal 2024 are summarized as follows:

Category	Goals

Operational
•Gain market share in contact lenses while managing supply constraints
•Gain market share in fertility while expanding footprint and product offerings
•Manage expansion activity for CooperVision, especially within manufacturing
•Manage competitive risk and new product launches for CooperSurgical
•Complete key IT implementations for both CooperVision and CooperSurgical

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Category	Goals
Organizational	•Complete a strategic HR review and increase employee engagement •Advance OneCooper initiatives to improve efficiencies
Business	•Execute strategic M&A •Refinance certain credit facilities
On review of performance for the year, the OCC determined that the NEOs had met or exceeded the non-financial goals and set achievement at 140% of target for the 25% of each NEO’s target incentive opportunity based on such goals. The OCC’s determination was based on its own assessment of the NEO’s accomplishments rather than a formulaic determination of achievement.
In making its determination, the OCC considered numerous achievements against the non-financial objectives, including:

Goals	Key Achievements

Operational:
Market Share
•CooperVision grew market share across all regions in revenue and wearers, including becoming the #1 contact lens company in the world based on number of wearers (based on internal estimates)
•CooperSurgical gained market share in fertility on a global basis while continuing to expand footprint and product offerings

CooperVision
•Enhanced facilities and capacity, including progressing with a major facility expansion in Juana Diaz, Puerto Rico
•Initiated work on a new facility in Ponce, Puerto Rico
•Expanded manufacturing and packaging lines

CooperSurgical	•Received FDA approval for new single-hand inserter for Paragard and shipped first commercial lots •Launched multiple new products in several geographies •Upgraded key accounts contract management
Key IT Implementations
•Completed key ERP implementation work for CooperVision’s Australia and New Zealand operations, and CooperSurgical's US operations
•Successful implementation of warehouse management systems in CooperVision's UK location

Organizational:
Human Resources
•Completed a company wide strategic HR organizational review of peer companies and implemented changes to Cooper's structure to support growth and improve efficiencies
•Obtained a record 90% response rate to Gallup Engagement Survey and delivered the third straight year of improved ratings
•Improved HR communications and developed a more inclusive communication platform

OneCooper Initiatives
•Advanced IT, Communications and Finance OneCooper operations, to leverage resources across the business and support operational efficiencies.
•Conducted first joint leadership session for CooperVision, CooperSurgical and CooperCompanies, including training and succession planning

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Goals	Key Achievements
Business:
Strategic M&A and Other Activities
•Acquired select assets of Cook Medical, focused primarily on the obstetrics, Doppler monitoring and gynecology surgery markets
•Acquired Zymot Fertility, a fertility company specializing in sperm separation devices
•Acquired obp Surgical, a medical device company with a suite of single-use cordless surgical retractors with integrated light source and evacuation channels
•Refinanced $2.14 billion in credit facilities

Long-Term Incentive Compensation
For fiscal 2024, the OCC used a combination of time-vested and performance-based equity awards to deliver long-term incentive compensation to our NEOs. In setting equity compensation, the OCC discussed appropriate award design with Compensia and management to drive long-term focus on strategic objectives. The OCC also reviews historical grant levels based on the role and position of each NEO, as well as economic and accounting implications, when determining the type and appropriate size of individual awards.
In setting award levels, the OCC considers market practices, management recommendations and a competitive market analysis provided by Compensia. Equity awards are generally granted in the first quarter of each fiscal year, after financial results for the prior fiscal year are available.
Before the date of grant, our NEOs can choose to receive their time-vested award as stock options, RSUs, or a 50/50 combination of the two award types. The OCC retains the authority to set awards as it determines appropriate, regardless of such elections, but believes that soliciting input from our NEOs enhances the retention value of long-term equity compensation.
The OCC sets the grant value and type of awards granted to our NEOs based on an assessment of the value and type of awards granted by our peers and targets values to be competitive relative to comparable executive positions. Once the grant value is set, the number of shares underlying individual awards is determined based on the stock price on the date of grant and the accounting assumptions in accordance with the Financial Accounting Standards Board Codification Topic 718 (“ASC 718”). For fiscal 2024, stock options were valued at approximately 32.3% of the stock price on the date of grant.
Time-Vested Equity (Stock Options and RSUs)
The OCC believes that time-vested equity awards have strong retention value while also creating a close link between executive compensation and stockholder gains. Time-vested equity awards granted to our executive officers, including our NEOs, are made in the form of stock options and/or RSUs. Stock options only have value to the recipient if we also have growth in our stock price, putting a portion of the executive officers’ compensation at risk of no return. RSUs provide value only if the executive officer remains with the Company. Both award types provide the opportunity for long-term gain tied to stockholder returns while also encouraging longevity and stable management for the Company. Our time-vested equity awards generally vest annually in equal portions over a four-year period.
Performance-Based Equity (PSUs)
In fiscal 2024, our NEOs received 50% of their total equity grant value in the form of performance-based equity awards, granted as PSUs. These awards are designed to reflect the direct influence of our NEOs on our long-term financial performance.
The OCC has selected growth in compounded, adjusted EPS calculated on a constant currency basis over a three-year period as the performance measure for these awards due to its belief that this measure provides a strong link to stockholder returns. Shares are earned under these awards based on a sliding scale between 50% and 200% of target, assuming threshold achievement is met. Achievement below threshold will result in zero payout. The target number of shares to be earned on the vesting of PSUs is set based on the grant value of the award and the share price on the date of grant.

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In setting criteria for PSUs, the OCC considers our forecast performance. Target achievement levels are set to require significantly challenging, but attainable, results. These targets ensure that even achievement at the threshold levels for payout represents solid growth for the Company and stockholders.
The OCC reviews these target achievement levels with Compensia to ensure that they are reasonable and appropriate. The OCC also considers the objectives for long-term growth set by our Board, the Company’s historical achievements and the OCC’s goals for executive compensation.
Grants to NEOs in Fiscal Year 2024

NEO	RSUs		PSUs
	Target Award (1) ($)	RSUs Granted (2) (#)	Target Award (1) ($)	PSUs Granted (3) (#)

A. White	6,240,000	73,356	6,240,000	73,356
B. Andrews	1,200,000	14,108	1,200,000	14,108
D. McBride	1,550,000	18,220	1,550,000	18,220
H. Sheffield	1,125,000	13,224	1,125,000	13,224
G. Warner	1,000,000	11,756	1,000,000	11,756
(1)Amounts represent the grant values approved by the OCC and may vary slightly from the reported grant date fair values (presented in the Summary Compensation Table) due to mathematical rounding of fractional shares. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2024 Annual Report.
(2)RSUs granted in fiscal 2024 vest in equal annual installments on January 8, 2025, January 8, 2026, January 8, 2027 and January 8, 2028.
(3)PSUs granted in fiscal 2024 have a 3-year performance period and will vest if designated targets are met at the end of fiscal 2026. Each performance share constitutes the right to be issued up to 2 shares of our common stock at maximum achievement. Awards granted are presented here at target number of shares to be awarded.
Achievement for Awards Granted in Fiscal 2022
PSUs granted to the NEOs (other than Mr. Warner) in fiscal year 2022 completed their performance cycle at the end of fiscal 2024. Mr. Warner did not receive a PSU award in fiscal 2022.
These awards were eligible to be earned based on our three-year non-GAAP constant-currency EPS compound annual growth rate (CAGR), as modified by the OCC for extraordinary, non-recurring, and/or unusual events. The OCC reviewed our financial performance over the three-year period and certified achievement at the 185% level. The earned shares will will vest on February 1, 2025, subject to continued service.

2022 PSU Award Calculation
Target Non-GAAP EPS	Actual Non-GAAP EPS (1)	Actual Non-GAAP EPS as a % of Target	Achievement Level

$3.64	$3.81	105%	185%
(1) Non-GAAP EPS as reported to investors was $3.69 versus the 2022 PSU achievement of $3.81. The difference is due to adjustment to the foreign exchange rate used in connection with the annual budget.

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Achievement under 2022 PSUs
(Performance Cycle: November 1, 2022 to October 31, 2024)

	Possible Shares			Actual Shares
NEO	Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)	Actual (185% Achievement)

A. White	22,774	45,548	91,096	84,264
B. Andrews	4,554	9,108	18,216	16,850
D. McBride	6,156	12,312	24,624	22,777
H. Sheffield	4,678	9,356	18,712	17,309
Other Compensation
Executive Employment Agreements
The OCC considers maintaining a stable and effective management team essential to protecting our, and our stockholders' best interests. The Company has entered into employment agreements with each of the NEOs which provide for severance payments on termination of employment for specified reasons, including in connection with a change in control. These agreements provide severance benefits that the OCC has determined are competitive with market practice as well as double-trigger severance benefits for a termination in connection with a change in control, which is intended to encourage their continued attention, dedication, and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change in control of the Company.
All executive agreements and the Change in Control Severance Plan are discussed in more detail in Potential Payments Upon Termination or a Change in Control.
Employee Benefits & Perquisites
Our NEOs are eligible to receive benefits under programs provided to our employees generally, including participation in our 401(k) plan (with matching contributions), benefits under our Retirement Income Plan (a defined benefit plan), and our health, life, and disability insurance programs, including contact lens benefits. Matching contributions to our 401(k) plan for the NEOs are equal to the matching contributions provided to employees generally, which match 50% of employee contributions up to $8,000 (for a maximum benefit of $4,000 per year). Benefits under the Retirement Income Plan are discussed in more detail in the Narrative to the Pension Benefits Table.
Our NEOs also receive limited perquisites or other personal benefits, generally in the form of automobile allowances. In fiscal 2024, Mr. McBride and a guest attended an annual incentive trip awarded to top sales performers. We only provide perquisites or other personal benefits to our executive officers, including our NEOs, in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.

44	CooperCompanies 2025 Proxy Statement

Other Policies and Considerations
Equity Award Timing Policies and Practices
We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, the OCC has historically granted such awards on a predetermined annual schedule. In fiscal 2024, we did not grant new awards of stock options to our NEOs during the time period outlined in Item 402(x) of Regulation S-K.
Stock Ownership Guidelines
We maintain stock ownership guidelines that require each of our executive officers to maintain a stock ownership level equal to a specific multiple of their annual base salary as set out below. There is no required period for the executive officers to achieve the required ownership. When ownership is below the set guideline, the executive officer is expected to hold shares acquired from equity awards until the requisite ownership level is met.
In addition to directly held shares, the potential value of vested stock options and unvested RSUs are credited in consideration of whether ownership requirements have been met.
As of October 31, 2024, all of our NEOs were in compliance with the applicable stock ownership guidelines.

GUIDELINE (AS MULTIPLE OF BASE SALARY)
5x base salary – Chief Executive Officer	Must hold 75% of the shares acquired from equity awards, net of taxes and any exercise cost, until guidelines are met.
2x base salary - Other Executive Officers	Must hold 50% of the shares acquired from equity awards, net of taxes and any exercise cost, until guidelines are met.
Compensation Recovery Policy
As part of the OCC’s pay for performance philosophy, the OCC has adopted a policy for recovery of incentive-based compensation in the event of misconduct by our NEOs (“Clawback Policy”). The Clawback Policy was amended in October 2023 to comply with the listing standards adopted by Nasdaq regarding compensation recovery, and the full policy is disclosed as an exhibit to our 2024 Annual Report.
Under the Clawback Policy, in the event we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement under securities laws, the Company will recover Incentive Compensation (as defined under the Clawback Policy) received by current or former executive officers, including our NEOs, in the three fiscal years prior to the triggering event. Incentive Compensation includes compensation that was granted, earned, or vested based wholly, or in part, on attainment of one or more measures derived from our financial statements. The OCC administers the Clawback Policy and has authority to determine the amount of recoverable compensation and manner of recovery.
Tax Deductibility of Executive Compensation
The OCC considers ways to maintain tax deductibility of the compensation for our executive officers; however, the OCC has the discretion to approve, and it is likely that the Company will pay, compensation which will not be deductible under the Internal Revenue Code.

CooperCompanies 2025 Proxy Statement	45

Report of the Organization & Compensation Committee
The Organization & Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the OCC has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended October 31, 2024.
ORGANIZATION & COMPENSATION COMMITTEE
Colleen E. Jay (Chair)
William A. Kozy
Lawrence E. Kurzius
Teresa S. Madden

46	CooperCompanies 2025 Proxy Statement

Executive Compensation Tables
Summary Compensation Table
The table below shows compensation paid during fiscal years 2024, 2023, and 2022 to the individuals who served as our NEOs during the past fiscal year.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value (3) ($)	All Other Compensation(4) ($)	Total Compensation ($)

Albert G. White III President & Chief Executive Officer	2024	1,127,692	12,480,056	—	1,702,008	101,721	16,154	15,427,631
	2023	1,054,167	5,284,866	5,284,986	1,838,203	12,647	16,054	13,490,923
	2022	925,000	4,625,058	4,625,156	1,544,750	—	16,000	11,735,964
Brian G. Andrews Executive Vice President, Chief Financial Officer & Treasurer	2024	650,000	2,400,194	—	588,569	72,409	16,154	3,727,326
	2023	591,667	1,125,050	1,124,966	612,637	1,635	16,054	3,472,009
	2022	541,667	924,849	925,049	506,567	—	16,000	2,914,132
Daniel G. McBride Executive Vice President & Chief Operating Officer	2024	759,616	3,099,769	—	721,425	120,414	63,636	4,764,859
	2023	745,847	2,750,123	—	827,592	25,932	28,624	4,378,118
	2022	720,886	1,250,191	1,250,027	796,435	—	16,000	4,033,539
Holly R. Sheffield President, CooperSurgical, Inc.	2024	624,679	2,249,799	—	504,934	51,897	16,154	3,447,463
	2023	570,840	1,574,938	525,032	513,746	19,040	16,000	3,219,596
	2022	545,869	950,032	949,992	468,755	—	15,850	2,930,498
Gerard H. Warner III President, CooperVision, Inc.	2024	548,718	2,000,048	—	475,162	88,836	16,179	3,128,944
	2023	491,670	1,750,078	—	469,436	27,288	41,657	2,780,129
	2022	437,671	875,296	874,983	391,595	—	32,511	2,612,056
(1)Amounts shown in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of stock options, RSUs, and PSUs granted to each Named Executive Officer in accordance with ASC 718, Compensation-Stock Compensation. PSU values are presented at Target achievement. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2024 Annual Report. The 2024 PSU values as of the grant date, assuming that the highest level of performance is achieved, are:

CooperCompanies 2025 Proxy Statement	47

Albert G. White III	$12,480,056
Brian G. Andrews	$2,400,194
Daniel G. McBride	$3,099,769
Holly R. Sheffield	$2,249,799
Gerard H. Warner III	$2,000,048
(2)Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect annual cash incentives earned under the 2024 IPP which is discussed in more detail in the Compensation Discussion and Analysis.
(3)Change in value of accumulated pension benefits for the 2024 fiscal year was calculated as the difference between the value of accumulated benefits on October 31, 2024 and the value of accumulated benefits on October 31, 2023. Present value of accumulated benefits at October 31, 2024 are based on a 5.32% discount rate and the Pri-2012 mortality rates with projection scale MP-2021 and the value of accumulated benefits on October 31, 2023 are based on a 6.22% discount rate and the Pri-2012 mortality rates with projection scale MP-2021.
(4)Amounts included in the “All Other Compensation” column for fiscal 2024 for each of the NEOs represent an annual automobile allowance of $12,154 and matching contributions under our 401(k) Plan of $4,000. The amount for Mr. McBride also includes $47,482 related to attendance by Mr. McBride and a guest at an annual incentive trip awarded to top sales performers.

48	CooperCompanies 2025 Proxy Statement

Grants of Plan Based Awards
This table presents information regarding the possible awards payable under our 2024 IPP and the value of equity awards granted to our NEOs in the 2024 fiscal year. Our equity grant practices and calculation of awards under the 2024 IPP are discussed in more detail in the Compensation Discussion and Analysis.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock and Option Awards (4) ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Albert G. White III	12/8/2023	700,000	1,400,000	2,800,000
	12/12/2023				36,678	73,356	146,712		6,240,028
	12/12/2023							73,356	6,240,028
Brian G. Andrews	12/8/2023	243,750	487,500	975,000
	12/12/2023				7,054	14,108	28,216		1,200,097
	12/12/2023							14,108	1,200,097
Daniel G. McBride	12/8/2023	300,000	600,000	1,200,000
	12/12/2023				9,110	18,220	36,440		1,549,884
	12/12/2023							18,220	1,549,884
Holly R. Sheffield	12/8/2023	234,375	468,750	937,500
	12/12/2023				6,612	13,224	26,448		1,124,900
	12/12/2023							13,224	1,124,900
Gerard H. Warner III	12/8/2023	206,250	412,500	825,000
	12/12/2023				5,878	11,756	23,512		1,000,024
	12/12/2023							11,756	1,000,024
(1)Amounts reported in these columns represent the threshold, target, and maximum cash bonus amounts which could have been paid to each NEO under our 2024 IPP, which was approved on December 8, 2023. Target amounts represent the potential bonus that would be paid on 100% achievement of approved goals under the IPP. Threshold amounts represent the minimum achievement necessary for payment on only the lowest weighted financial quantitative factor. All awards are capped at a maximum of 200% of the target annual performance-based cash incentive opportunity. The final award amounts for the 2024 IPP were approved on December 10, 2024 and are included in the Summary Compensation Table.
(2)Amounts represent the threshold, target, and maximum amounts of shares distributable under PSUs granted on December 12, 2023 under our 2007 Long-Term Incentive Plan. These awards will be earned when the OCC certifies the performance results after October 31, 2026 and the earned shares are subject to vesting through the Payment Date (as defined in the award agreement).
(3)Stock awards reported in this column were granted as RSUs and vest ratably over four years, beginning on January 8, 2025.
(4)Amounts represent the grant date fair value of the awards granted in the 2024 fiscal year calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2024 Annual Report.

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Outstanding Equity Awards at Fiscal Year End Table
This table provides information regarding the equity award holdings of the NEOs as of the end of the 2024 fiscal year. Continued vesting on all awards is subject to the individual's continued service. Further, the unvested shares subject to these awards may be subject to accelerated vesting upon a qualifying termination, as described in Potential Payments Termination or a Change in Control.

Name	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (1) ($)		Equity Incentive Plan Awards

									Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (1) ($)

Albert G. White III	156,484	—	57.42	12/12/2027		73,356	7,678,906	(6)	84,264	8,820,756	(9)
	137,916	—	57.52	5/1/2028					64,092	6,709,151	(10)
	362,368	—	63.69	12/11/2028					73,356	7,678,906	(11)
	349,800	87,452	76.14	12/10/2029	(2)
	151,636	50,544	86.44	12/8/2030	(3)
	101,988	101,988	101.54	12/7/2031	(4)
	51,228	153,676	82.46	12/13/2032	(5)
Brian G. Andrews	22,660	—	57.42	12/12/2027		2,892	302,735	(7)	16,850	1,763,858	(9)
	17,240	—	57.52	5/1/2028		14,108	1,476,825	(6)	13,644	1,428,254	(10)
	72,472	—	63.69	12/11/2028					14,108	1,476,825	(11)
	67,008	16,752	76.14	12/10/2029	(2)
	29,436	9,812	86.44	12/8/2030	(3)
	20,400	20,396	101.54	12/7/2031	(4)
	10,904	32,712	82.46	12/13/2032	(5)
Daniel G. McBride	156,484	—	57.42	12/12/2027		12,508	1,309,337	(8)	22,777	2,384,296	(9)
	131,772	—	63.69	12/11/2028		18,220	1,907,270	(6)	16,676	1,745,644	(10)
	98,124	24,532	76.14	12/10/2029	(2)				18,220	1,907,270	(11)
	41,924	13,972	86.44	12/8/2030	(3)
	27,564	27,564	101.54	12/7/2031	(4)

50	CooperCompanies 2025 Proxy Statement

Name	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (1) ($)		Equity Incentive Plan Awards

									Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (1) ($)

Holly R. Sheffield	70,112	—	56.58	6/4/2028		4,776	499,952	(7)	17,309	1,811,906	(9)
	49,412	—	63.69	12/11/2028		13,224	1,384,288	(8)	12,732	1,332,786	(10)
	76,956	19,240	76.14	12/10/2029	(2)				13,224	1,384,288	(11)
	31,220	10,404	86.44	12/8/2030	(3)
	20,948	20,948	101.54	12/7/2031	(4)
	5,088	15,268	82.46	12/13/2032	(5)
Gerard H. Warner III	2,140	—	57.42	12/12/2027		264	27,636	(7)	10,612	1,110,864	(10)
	26,544	—	63.69	12/11/2028		2,168	226,946	(7)	11,756	1,230,618	(11)
	13,784	13,780	101.54	12/7/2031	(4)	2,532	265,050	(7)
	—	11,024	101.54	12/7/2031	(4)	3,076	321,996	(12)
						2,464	257,932	(12)
						7,960	833,253	(7)
						11,756	1,230,618	(8)
(1)Market value calculated based on a price per share of $104.68, which was the closing price of our common stock on October 31, 2024.
(2)Award vests on December 10, 2024.
(3)Award vests on December 8, 2024.
(4)Award vests in equal amounts on December 7, 2024 and December 7, 2025.
(5)Award vests in equal amounts on December 13, 2024, December 13, 2025, and December 13, 2026.
(6)Award vests in equal amounts on January 8, 2025, January 8, 2026, January 8, 2027, and January 8, 2028.
(7)Award vests on January 8, 2025.
(8)Award vests in equal amounts on January 8, 2025, January 8, 2026, and January 8, 2027.
(9)The 2022 PSU performance period ended on October 31, 2024 but shares were not earned until December 10, 2024 when the OCC certified the performance results. The amount shown reflects the amount earned. The earned shares are subject to vesting through the Payment Date (as defined in the award agreement). See Compensation Discussion and Analysis.
(10)The 2023 PSU performance period ends on October 31, 2025. These awards will be earned based on achievement of specified levels of growth in non-GAAP earnings per share when the OCC certifies the performance results after the end of the three-year performance period and the earned shares will be subject to vesting through the Payment Date (as defined in the award agreement). Because the awards earned are not currently determinable, the number of units and the corresponding market value are reported at target.

CooperCompanies 2025 Proxy Statement	51

(11)The 2024 PSU performance period ends on October 31, 2026. These awards will be earned based on achievement of specified levels of growth in non-GAAP earnings per share when the OCC certifies the performance results after the end of the three-year performance period and the earned shares will be subject to vesting through the Payment Date (as defined in the award agreement). Because the awards earned are not currently determinable, the number of units and the corresponding market value are reported at target.
(12)Award vests in equal amounts on January 8, 2025 and January 8, 2026.
Option Exercises and Stock Vested
The following table details the number of shares acquired by the NEOs upon vesting of RSUs and upon the exercise of stock options during the 2024 fiscal year.

Name	Option Exercises		Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)

Albert G. White III	114,992	7,670,227	—	—
Brian G. Andrews	24,788	1,685,366	2,892	270,091
Daniel G. McBride	114,992	7,090,095	4,168	389,260
Holly R. Sheffield	—	—	3,944	368,340
Gerard H. Warner III	—	—	10,952	1,022,835
(1) The value realized on exercised is calculated as the difference between the closing market price of our common stock on the exercise date and the applicable exercise price of the options, multiplied by the number of exercised shares.
(2) The value realized on vesting is calculated by multiplying the number of shares vesting by the closing market price of our common stock on the vesting date.
Pension Benefits
Credited service and value of the accumulated benefits payable to our NEOs as of October 31, 2024 under our Retirement Income Plan (the “RIP”) at the RIP’s normal retirement age of 65 are as follows:

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)

Albert G. White III	Retirement Income Plan	17.50	392,170	—
Brian G. Andrews	Retirement Income Plan	17.50	226,664	—
Daniel G. McBride	Retirement Income Plan	18.67	536,316	—
Holly R. Sheffield	Retirement Income Plan	5.33	137,984	—
Gerard H. Warner III	Retirement Income Plan	11.42	347,367	—
(1)Present value is calculated as of the October 31, 2024 measurement date and is based on a 5.32% discount rate and the Pri-2012 mortality rates with projection scale MP-2021.

52	CooperCompanies 2025 Proxy Statement

Narrative to Pension Benefits Table
The RIP was adopted in December 1983. The majority of the Company’s U.S. employees who worked at least 1,000 hours per year and were hired before August 1, 2019 are covered by the RIP. For services performed after December 31, 1988, participants accrue an annual retirement benefit equal to 0.60% of base annual compensation up to $10,000 and 1.20% of annual base compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. Further, currently employed participants accrue an annual retirement benefit equal to 1.20% of base annual compensation up to the applicable annual maximum compensation for each year of service in excess of 35 Plan years of service. For service prior to January 1, 1989, participants accrued an annual retirement benefit equal to 0.75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.50% of base annual compensation in excess of the Social Security Wage Base for each year of service.
Based on the current accumulated benefits for the NEOs, the estimated annual benefits payable under the RIP upon retirement (at the RIP’s normal retirement age of 65) are as follows:

Officer	Estimated Annual Benefits Payable ($)

Albert G. White III	96,441
Brian G. Andrews	127,857
Daniel G. McBride	79,459
Holly R. Sheffield	65,205
Gerard H. Warner III	59,789

Potential Payments Upon Termination or a Change in Control
In this section, we describe and quantify certain compensation that would have been payable under existing compensation plans and arrangements if an NEO’s employment terminated on October 31, 2024. For this hypothetical calculation, we have used each NEO’s compensation and service levels as of that date (and, where applicable, our closing stock price of $104.68 per share on October 31, 2024).
The amounts of compensation set forth in the tables below are based on the specific assumptions noted and do not predict the actual compensation that our NEOs would receive. Actual compensation received would be a function of a number of factors that are unknowable at this time, including: the date of the executive’s termination of employment; the executive’s base salary at the time of termination; the executive’s age and service with the Company at the time of termination; and, because many elements of the compensation are performance-based, the future performance of the Company. The value of accumulated benefits payable under the RIP, as shown in the Pension Benefits Table, are not included. The amounts described below are in addition to benefits generally available to salaried employees, such as distributions under our 401(k) plan.
The termination provisions included in our NEOs’ employment agreements, described below, serve a variety of purposes, including: providing the benefits of equity incentive plans to the executive and the executive’s family in case of death or disability; defining when the executive may be terminated with cause and receive no further compensation; and clearly defining rights in the event of a termination in other circumstances. The availability, nature and amount of compensation on termination differ depending on whether employment terminates because of:
•death or disability;
•the Company’s termination of the executive without cause or the executive’s decision to terminate because of action the Company takes or fails to take (the executive's "termination for good reason");
•the Company’s termination of the executive for cause; or
•retirement or other voluntary termination by the executive.

CooperCompanies 2025 Proxy Statement	53

Employment Agreements
We entered into an employment agreement with each of our NEOs. The following table describes the benefits payable to each NEO under his or her employment agreement assuming a termination date of October 31, 2024. The receipt of all severance payments and benefits (excluding payments and benefits received upon death or disability) is subject to continued compliance with all obligations to the Company, including under any confidentiality agreement with the Company, and the NEO’s execution and delivery of a release of claims in favor of the Company.
The employment agreements include an Internal Revenue Code (“IRS Code”) Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the NEO would be subject to an excise tax under IRS Code Section 4999, they will receive either the full amount of such payments or a reduced amount such that no portion of the payments is subject to the excise tax, whichever results in the greater after-tax benefit to the executive.
Under the employment agreements, the following terms have the meanings set forth below:
•Cause generally means: (i) the executive's conviction or plea of guilty or nolo contendere to any felony; (ii) the executive’s willful misconduct in performing his or her duties, where such misconduct has had or is reasonably likely to have a material adverse effect upon Company; or (iii) any material breach of the employment agreement or any other executed agreement with the Company, or the Company’s policies; in each case if the executive doesn't cure the condition within 30 days after receiving notice from the Company.
•Good Reason generally means: the occurrence of any of the following without the executive’s prior written consent: (i) one or more reductions in his or her combined base salary and IPP target award that result in a total reduction of more than 10%, unless made pursuant to across-the-board reductions of all senior executives’ base salaries and/or bonus targets; (ii) a material diminution of the executive’s duties, authority or responsibilities; or (iii) an involuntary relocation of his or her principal place of employment to a location that increases the executive’s one-way commute from by more than 50 miles; in each case if the Company does not cure the condition within 90 days of receiving notice from the executive and the executive resigns within 90 days thereafter.
•Change in Control generally means: the occurrence of any of the following events: (i) the acquisition of 50% or more of the combined voting power of Company's voting stock; or (ii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of Company, or other transaction, unless, in each case, immediately following the transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Company's voting stock immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from the transaction in substantially the same proportions as their ownership of the Company's voting stock immediately prior to the transaction; and (B) no person beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from the transaction.
•Disability generally means: a physical or mental condition or disability which prevents the executive from performing his or her job responsibilities for more than 6 months in any 12-month period, or for more than 4 consecutive months.

54	CooperCompanies 2025 Proxy Statement

Quantification of Potential Payments
The estimated compensation that each of our NEOs could receive under each of these termination circumstances is described in the following table and quantified below.

Termination Without Cause or Resignation for Good Reason
•Cash severance payment equal to 12 months of base salary (or 24 months in the case of Messrs. White and McBride) paid in continuing installments on our standard payroll schedule
•Target value of annual cash bonus earned under our IPP for the year in which employment terminates (paid as a lump sum)
•Reimbursement of monthly COBRA premiums for up to 24 months
•All time-vested equity awards which would have vested within 12 months (or 24 months in the case of Messrs. White and McBride) after the termination date will be accelerated; remainder of unvested awards forfeited immediately upon termination
•One year to exercise any outstanding and exercisable stock options, including accelerated options

Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control (1)
•Cash severance payment equal to 36 months of base salary (paid in continuing installments on our standard payroll schedule)
•Target value of annual cash bonus under our IPP for the year in which employment terminates (paid in a lump sum)
•Reimbursement of monthly COBRA premiums for up to 36 months
•All outstanding equity awards will be accelerated, with any PSUs to be paid at the target value (unless otherwise specified in the underlying award agreement)
•One year to exercise any outstanding and exercisable stock options, including accelerated options

Termination on Death or Disability (2)
•Target value of annual cash bonus under our IPP, prorated based on the period of service in the IPP plan year prior to executive’s termination date
•Outstanding time-vested equity awards and PSUs accelerated on a monthly pro-rata basis, based on the period of service in the vesting term of the award prior to executive’s termination date
•One year to exercise any outstanding and exercisable stock options, including accelerated options
•Payment of term life insurance provided to all employees at 2 times base salary, up to a maximum of $800,000

Retirement, Expiration of Employment Agreement, or Termination for Cause
•No cash severance
•No cash bonus under our IPP
•No reimbursement of monthly COBRA premiums
•No accelerated equity vesting
•One year to exercise any outstanding and exercisable stock options, including accelerated options

(1)Payable in the event of termination of employment without Cause, or resignation with Good Reason, within 3 months prior to or 12 months following a Change in Control (as defined in the relevant agreements).
(2)Payable to NEO or their estate, as appropriate.
Termination Without Cause or Resignation for Good Reason

	Cash Payment ($)	Accelerated Vesting of Option Awards ($)	Accelerated Vesting of RSU and PSU Awards ($)	Continuation of Benefits ($)

Albert G. White III	3,640,000	6,015,220	15,316,778	106,238
Brian G. Andrews	1,787,500	931,510	1,960,866	106,238
Daniel G. McBride	2,100,000	1,041,667	4,861,339	106,238
Holly R. Sheffield	1,718,750	885,052	1,492,318	35,387
Gerard H. Warner III	1,512,500	38,905	1,395,175	3,562

CooperCompanies 2025 Proxy Statement	55

Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

	Cash Payment ($)	Accelerated Vesting of Option Awards ($)	Accelerated Vesting of RSU and PSU Awards ($)	Continuation of Benefits ($)

Albert G. White III	4,760,000	7,153,545	26,834,927	159,357
Brian G. Andrews	2,437,500	1,448,141	5,638,065	159,357
Daniel G. McBride	2,850,000	1,041,667	8,158,340	159,357
Holly R. Sheffield	2,343,750	1,144,044	5,580,700	53,080
Gerard H. Warner III	2,062,500	77,823	5,504,912	5,343

Termination on Death or Disability

	Cash Payment ($)	Accelerated Vesting of Option Awards ($)	Accelerated Vesting of RSU and PSU Awards ($)	Life Insurance Payment ($)

Albert G. White III	1,400,000	4,716,818	6,687,796	800,000
Brian G. Andrews	487,500	931,510	1,960,866	800,000
Daniel G. McBride	600,000	998,432	2,202,467	800,000
Holly R. Sheffield	468,750	885,052	1,492,318	800,000
Gerard H. Warner III	412,500	38,905	1,395,175	800,000
Pay Versus Performance
Our executive compensation program is designed to support our business objectives and to provide market-competitive compensation based on a “pay for performance” philosophy that emphasizes achievement of financial goals and alignment with stockholder interests.
Pay Versus Performance Table
The following table provides disclosure for the indicated fiscal years regarding (i) the compensation paid to our Principal Executive Officer (“PEO”), and the average compensation of the other non-PEO NEOs (“Other NEOs"), as reported in the Summary Compensation Table (“SCT”), (ii) the “compensation actually paid” (“CAP”) to our PEO and Other NEOs, (iii) our company performance, and (iv) the performance of our peers.
The amounts provided are calculated pursuant to Item 402(v) of Regulation S-K. The OCC does not utilize “compensation actually paid” as a basis for making compensation decisions.

56	CooperCompanies 2025 Proxy Statement

Fiscal Year	SCT Total Compensation for PEO (1) ($)	Compensation Actually Paid to PEO(1) (3) ($)	Average SCT Total Compensation for Other NEOs (2) ($)	Average Compensation Actually Paid to Other NEOs (2) (3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (5) (in millions) ($)	Company Selected Measure:

					Total Stockholder Return (4) ($)	Peer Group Stockholder Return (4) ($)		Non-GAAP EPS (6) ($)

2024	15,427,631	39,832,969	3,767,148	8,460,906	131.30	130.04	392.3	3.69
2023	13,490,923	22,309,137	3,462,463	4,997,872	97.77	99.33	294.2	3.20
2022	11,735,964	(9,232,263)	3,122,556	(1,008,290)	85.72	102.28	385.8	3.11
2021	10,994,906	36,205,083	2,772,601	7,944,570	130.69	132.08	2,944.7	3.31
(1)Our PEO for all presented fiscal years was Albert G. White III.
(2)Our Other NEOs for each year were Brian G. Andrews, Daniel G. McBride, Holly R. Sheffield, and Gerard H. Warner III.

CooperCompanies 2025 Proxy Statement	57

(3)Total compensation reported for our PEO and the average compensation of the Other NEOs for each fiscal year in the 2024 SCT was adjusted in accordance with Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid” as follows:

	FY 2024		FY 2023		FY 2022		FY 2021
	CEO ($)	Average for Other NEOs ($)	CEO ($)	Average for Other NEOs ($)	CEO ($)	Average for Other NEOs ($)	CEO ($)	Average for Other NEOs ($)

SCT Total Compensation	15,427,631	3,767,148	13,490,923	3,462,463	11,735,964	3,122,556	10,994,906	2,772,601
Adjustments for Equity Fair Value:
Deduct: equity award value reported in the SCT	(12,480,056)	(2,437,453)	(10,569,853)	(2,212,547)	(9,250,214)	(2,000,105)	(8,499,660)	(1,700,029)
Add: year-end fair value (FV) of awards granted during the FY and remaining unvested at FY end	15,357,812	2,999,501	11,289,458	2,192,652	6,953,597	1,503,562	18,414,809	3,685,523
Add/(Deduct): change in year-end FV of prior year awards remaining unvested at FY end	18,697,796	3,627,552	5,603,219	1,074,119	(17,482,099)	(3,405,635)	13,119,132	2,709,109
Add/(Deduct): change in FV from prior FY end of prior-year awards that vested during FY	2,910,971	565,558	2,487,221	477,940	(1,224,000)	(261,639)	2,193,605	493,591
Adjustments for Pension Value:
(Deduct): aggregate change in actuarial present value of the RIP	(101,721)	(83,389)	(12,647)	(18,474)	—	—	(51,121)	(46,458)
Add/(Deduct): prior service cost attributed to benefits under the RIP	20,536	21,989	20,816	21,719	34,489	32,971	33,412	30,233
Compensation Actually Paid in FY:	39,832,969	8,460,906	22,309,137	4,997,872	(9,232,263)	(1,008,290)	36,205,083	7,944,570
Equity values are calculated in accordance with ASC 718. The SCT value of stock options relies on a Black-Scholes Model and the year-end value of stock options used for determining CAP was calculated using the Hull-White Lattice Model. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2024 Annual Report.
(4)    Reflects cumulative total stockholder return (“TSR") of the Company and of the S&P 500 Healthcare Equipment Index assuming a $100 investment on October 31, 2019 and the reinvestment of all dividends.
(5)    This column presents the Company's consolidated net income as reported in our Annual Report on Form 10-K for each covered year.

58	CooperCompanies 2025 Proxy Statement

(6)    Non-GAAP EPS as reported in our year-end earnings disclosures. Amounts for 2023 and 2022 have been adjusted for the 4-for-1 stock split that occurred in February 2024.
Financial Performance Measures
We have identified the following financial measures as the most important financial performance measures used by the Company in setting compensation for our NEOs for the past fiscal year as described in more detail in the Compensation Discussion and Analysis:
•Revenue (Organic or Constant Currency)
•Non-GAAP EPS (Constant Currency)
•Operating Income (Constant Currency)
Relationship Between CAP and Financial Performance
The total compensation paid to our PEO and Other NEOs, as disclosed in the SCT, is comprised of salary, annual cash incentives, equity awards, certain pension values, and other compensation paid during the fiscal year.
The CAP calculation for each year adjusts the compensation disclosed in the SCT to incorporate adjustments to the fair value of equity awards as detailed in the above Pay Versus Performance table and its footnotes. The CAP adjustment fluctuates due to changes in the Company's stock price in each of the years.
The following graphs show the relationship between the CAP for our PEO and our Other NEOs and certain indicators of financial performance for the Company for the fiscal years ended October 31, 2024, 2023 and 2022.
Relationship between CAP and TSR for the Company and the S&P 500 Healthcare Equipment Index

$40.00
$30.00
$20.00
$10.00
$.00
$(10.00)
CAP ($; In millions)
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
TSR ($)
$36.20
$39.83
$22.30
$(9.20)
$7.94
$(1.00)
$5.00
$8.46
$132.08
$130.70
$100.00
$100.00
$102.28
$85.72
$99.33
$97.76
$130.04
$131.30
2020
2021
2022
2023
2024
CAP - Peo ($: Millions)
CAP - Other NEOs ($: millions)
Cooper TSR ($)
Peer TSR ($)

CooperCompanies 2025 Proxy Statement	59

Relationship between CAP and Net Income

$40.00
$30.00
$20.00
$10.00
$.00
$(10.00)
CAP ($; In millions)
$4,000.00
$3,000.00
$2,000.00
$1,000.00
$0.00
$(1,000.00)
Net Income ($; In millions)
$36.20
$7.94
$2,944.70
$(9.20)
$(1.00)
$385.80
$22.30
$5.00
$294.20
$39.83
$8.46
$392.30
2021
2022
2023
2024
CAP - Peo ($: Millions)
CAP - Other NEOs ($: millions)
Cooper Net income ($: millions)

Relationship between CAP and Non-GAAP EPS

CAP ($; In millions)
$40.00
$30.00
$20.00
$10.00
$.00
$(10.00)
Non-GAAP EPS ($)
$5.00
$4.00
$3.00
$2.00
$36.20
$7.94
$3.31
$(9.20)
$(1.00)
$3.11
$22.30
$5.00
$3.20
$39.83
$8.46
$3.69
2021
2022
2023
2024
CAP - Peo ($: Millions)
CAP - Other NEOs ($: millions)
Cooper Non-GAAP EPS ($)

60	CooperCompanies 2025 Proxy Statement

CEO Pay Ratio
The ratio of our CEO’s total annual compensation to the median annual total compensation of all employees excluding the CEO (the “CEO Pay Ratio”) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As permitted by Item 402(u) of Regulation S-K, for fiscal year 2024, we used the same median employee for the pay ratio as was used for the pay ratio in the Proxy Statement for fiscal year 2022.
To identify the median employee, we evaluated the base salary of all employees globally (other than our Chief Executive Officer) as of October 31, 2022. We believe this measure most reasonably reflects the typical annual compensation of our employee population and was consistently applied for all employees.
For employees paid other than in U.S. dollars, base salary amounts were converted from local currency to USD based on exchange rates on October 31, 2022. We did not exclude any non-U.S. employees under the de minimis or other exceptions set forth in Item 402(u) of Regulation S-K, and we did not make any cost-of-living adjustments. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.
As calculated, we determined:
•The annual total compensation of our median-paid employee for fiscal 2024 was $39,159.
•The annual total compensation of our Chief Executive Officer for fiscal 2024 was $15,427,631 (as described above in the Summary Compensation Table).
•The ratio of CEO compensation to the annual total compensation of our median employee was 394:1.

CooperCompanies 2025 Proxy Statement	61

Proposal 1
Election of Directors

Our Bylaws require that we have a minimum of six and maximum of eleven directors serving on the Board. All directors are elected annually by a majority of votes cast.
The Board sets the size of the board annually prior to each annual meeting of stockholders and has fixed the number of directors to be elected at the Annual Meeting at seven.
Vote Required
Nominees for director will be elected by a majority of the shares voted in person or by proxy at the Annual Meeting. The number of shares voted FOR a nominee must exceed the number of shares voted AGAINST.
Abstentions and broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

Board Recommendation The Board of Directors unanimously recommends that you vote FOR each of the nominees for Director.

62	CooperCompanies 2025 Proxy Statement

Proposal 2
Approval of an Amendment to Our Second Restated Certificate of Incorporation to Provide for the Exculpation of Officers

Our second restated certificate of incorporation currently provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted by law. Effective August 1, 2022, the State of Delaware, which is the Company’s state of incorporation, amended Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) to authorize exculpation of officers of Delaware corporations. Specifically, the amendments extend the opportunity for Delaware corporations to exculpate their officers, in addition to their directors, for personal liability for breach of the duty of care in certain circumstances. This provision would only permit exculpation of officers for direct claims, as opposed to derivative claims made by stockholders on behalf of the Company, and would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or any transaction in which the officer derived an improper personal benefit. The rationale for limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.
The Board believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain top talent. Accordingly, the Board believes that the proposal to extend exculpation to officers is fair and in the best interests of the Company and our stockholders. Our Board has unanimously determined that it is in the best interests of the Company and our stockholders to adopt an amendment to the Company’s current second restated certificate of incorporation in order to provide for the exculpation of officers pursuant to Section 102(b)(7) of the DGCL.
Proposed Amendment to Our Second Restated Certificate of Incorporation
The proposed amendment to our second restated certificate of incorporation (the “Officer Exculpation Amendment”) provides that the liability of the officers of the Company for monetary damages is eliminated to the fullest extent permitted by law.
This description of the proposed Officer Exculpation Amendment is a summary and is qualified by the full text of the proposed Officer Exculpation Amendment, which is attached to this proxy statement as Appendix A.
If our stockholders do not approve the Officer Exculpation Amendment, then the Company’s current exculpation provisions relating to directors will remain in place, and the Officer Exculpation Amendment will not be filed with the Secretary of State of the State of Delaware.
Vote Required
This proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Company entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

CooperCompanies 2025 Proxy Statement	63

If our stockholders approve the Officer Exculpation Amendment, our Board has authorized our officers to file the Officer Exculpation Amendment with the Secretary of State of the State of Delaware, and the Officer Exculpation Amendment will become effective upon acceptance by the Secretary of State of the State of Delaware. We intend to make that filing if, and as soon as practicable after, this proposal is approved at the Annual Meeting.

Board Recommendation The Board of Directors unanimously recommends that you vote FOR the amendment to our second restated certificate of incorporation to provide for the exculpation of officers.

64	CooperCompanies 2025 Proxy Statement

Proposal 3
Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of KPMG to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2025.This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. If this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects our independent auditor for the following fiscal year. A representative of KPMG is expected to attend the Annual Meeting with an opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Annual Meeting.
KPMG has served as our independent registered public accounting firm since 1982. The Audit Committee believes that the continued retention of KPMG as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

Board Recommendation The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

CooperCompanies 2025 Proxy Statement	65

Proposal 4
Advisory Vote on Named Executive Officer Compensation

We are requesting stockholder approval, on an advisory basis, of the compensation of our NEOs as described in the Compensation Discussion and Analysis and the Executive Compensation Tables. In addition to the annual review of our overall programs by the OCC, we have presented this advisory vote to our stockholders on an annual basis since 2011.
As an advisory vote, this proposal is not binding upon us as a Company; however, the OCC values the opinions of our stockholders as expressed through your vote on this proposal. The OCC will consider the outcome of this vote in making future compensation decisions for our NEOs.
Accordingly, we will present the following resolution for vote at the 2025 Annual Meeting of Stockholders:
“RESOLVED, that the stockholders of The Cooper Companies, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in our Proxy Statement.”

Board Recommendation
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in this proxy statement.

66	CooperCompanies 2025 Proxy Statement

Proposal 5
Stockholder Proposal Regarding a Simple Majority Vote

John Chevedden, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has informed the Company that he intends to present the proposal set forth below at our Annual Meeting. The number of the Company’s securities that Mr. Chevedden owns will be provided to stockholders promptly upon request. If Mr. Chevedden (or his “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. In accordance with the federal securities laws, the stockholder proposal is presented below as submitted by the stockholder and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.
Stockholder Proposal
Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.
Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).
The overwhelming shareholder support for this proposal topic at hundreds of major companies raises the question of why The Cooper Companies has not initiated this proposal topic on its own. It also raises the question that The Cooper Companies may be overlooking other areas of corporate governess improvement that could easily be adopted to increase shareholder value at virtually no cost.
Please vote yes:

CooperCompanies 2025 Proxy Statement	67

The Board’s Statement in Opposition
The Board has considered this proposal and concluded that its adoption is unnecessary and a waste of Company resources because the Company’s governing documents do not have any supermajority voting requirements. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.
The proposal is unnecessary because the Company’s governing documents do not have any operative supermajority voting provisions relating to the Company’s common stock.
The Company has always strived to maintain high corporate governance standards. To this end, the Company’s Certificate of Incorporation (the “Charter”) and Bylaws do not contain any operative supermajority voting provisions relating to the Company’s common stock, and have not contained any such provisions for many years. As a result, the proposal is unnecessary and would result in a waste of the Company’s time and resources.
The Company acknowledges that there is one supermajority voting requirement in its governing documents which relates to its Series A Preferred Stock, which provides that two-thirds of the outstanding Series A Preferred Stock are required to approve certain amendments to the Series A Preferred Stock. However, there are currently no shares of Series A Preferred Stock outstanding, and there have not been any shares of Series A Preferred Stock outstanding in more than a decade. As a result, the adoption of the proposal would effectively have no impact on the Company.
The proposal is unnecessary because the Company has adopted a majority of votes cast standard in all but three situations.
In addition, the proposal calls for the company to replace any supermajority voting standard with a “majority of the votes cast” standard. Again, the company has substantially implemented this aspect of the proposal as well.
The Company’s Charter and Bylaws provide that all matters at a meeting of stockholders are decided by a majority of the quorum present at the meeting, just as requested in the proposal. There are three exceptions to this rule:
•Director elections: Directors are elected by a majority of votes cast except in contested elections, when directors are elected by a plurality of the votes cast. This standard would not change if the proposal were to pass.
•Removal of Directors: A majority of the outstanding shares entitled to vote is required to remove directors, as mandated by Delaware law. This standard could not change if the proposal were to pass.
•Increase or decrease in the amount of authorized stock: A majority of the outstanding shares entitled to vote is required to increase or decrease the amount of authorized stock, as mandated by Delaware law. This standard could not change if the proposal were to pass.
For all the reasons set forth above, the Board believes that this proposal is unnecessary, misdirected and therefore is not in the best interest of our stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal.
Vote Required
The stockholder proposal regarding a simple majority vote requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

Board Recommendation
The Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal based on the reasons set forth in our Statement in Opposition, which follows the stockholder proposal above.

68	CooperCompanies 2025 Proxy Statement

Other Information

Ownership of the Company
Principal Securityholders
The following table contains information regarding all individuals or groups known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock. Information provided reflects the information reported on the most recently filed Schedule 13G for each of the listed securityholders .

Name & Address of Beneficial Owner	Aggregate of Shares Beneficially Held (#)	Percentage of Shares (%)

The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	5,732,258	11.57%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	16,667,737	8.40%
(1)Based on information disclosed in a Schedule 13G/A filed by The Vanguard Group, Inc. on February 13, 2024 regarding ownership as of December 29, 2023. The Vanguard Group beneficially owns and has the sole power to dispose of or direct the disposition of 5,525,286 of these shares and has the shared power to dispose of or direct the disposition of 206,972 of these shares and has the shared power to vote 60,958 of these shares. This information has not been adjusted to reflect the four-for-one stock split effected on February 16, 2024
(2)Based on information disclosed in a Schedule 13G filed by BlackRock, Inc. on November 8, 2024 regarding ownership as of September 30, 2024. BlackRock, Inc., directly and through its subsidiaries, beneficially owns, and has the sole power to dispose of or direct the disposition of all16,667,737of these shares and has the sole power to vote or direct the vote of 15,392,357 of these shares.

CooperCompanies 2025 Proxy Statement	69

Securities Held by Insiders
The following table contains information as of January 15, 2025 regarding ownership of our common stock by each of our current directors, NEOs, and all current directors and executive officers as a group. The figures in this table represent sole voting and investment power except where otherwise indicated. The percentage of shares held is based on the number of shares outstanding on the Record Date.

	Common Stock Beneficially Owned as of January 15, 2025
Name of Beneficial Owner	Number of Shares (#)	Percentage of Shares (%)

Brian G. Andrews (1)	323,621	*
Colleen E. Jay (2)	33,864	*
William A. Kozy(3)	35,356
Lawrence E. Kurzius	1,056	*
Cynthia L. Lucchese	4,940	*
Teresa S. Madden	9,288	*
Daniel G. McBride (4)	674,339	*
Maria Rivas, M.D.	7,420	*
Holly R. Sheffield (5)	344,791	*
Gerard H. Warner III (6)	83,402	*
Robert S. Weiss (7)	551,313	*
Albert G. White III (8)	1,810,127	*
All current directors and executive officers as a group (14 persons)	3,964,043
* Less than 1% ownership.
(1)Includes 287,784 shares which Mr. Andrews could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2025 and 16,850 shares underlying PSUs vesting on February 8, 2025.
(2)Includes 7,064 shares which Ms. Jay could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2025.
(3)Includes 7,064 shares which Mr. Kozy could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2025.
(4)Includes 508,156 shares which Mr. McBride could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2025 and 22,777 shares underlying PSUs vesting on February 8, 2025. Also includes 94,496 shares held by an estate planning trust in which Mr. McBride maintains 50% or greater control.
(5)Includes 298,948 shares which Ms. Sheffield could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2025 and 17,309 shares underlying PSUs vesting on February 8, 2025.

70	CooperCompanies 2025 Proxy Statement

(6)Includes 54,868 shares which Mr. Warner could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2025.
(7)Includes 265,360 shares held by an estate planning trust in which Mr. Weiss maintains 50% or greater control.
(8)Includes 1,551,636 shares which Mr. White could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports for our directors and officers on the basis of information obtained from each director and officer and pursuant to a power of attorney. Based upon a review of filings with the SEC and/or written representations, we believe that all of our directors and executive officers and, to our knowledge, beneficial owners of more than 10% of our common stock complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2024 with the exception that one Form 4 to report the vesting of an RSU and the withholding of shares to meet tax obligations for Mr. Ricupati was inadvertently filed late.

CooperCompanies 2025 Proxy Statement	71

Stockholder Proposals and Nominations for Director
SEC rules and our Bylaws permit stockholders to nominate directors for election and to propose other business to be considered by stockholders at an annual meeting of stockholders under various mechanisms.
To be considered at the 2026 Annual Meeting of Stockholders (the "2026 Annual Meeting”), director nominations or other proposals must be submitted in writing to:
Nicholas S. Khadder, Corporate Secretary
The Cooper Companies, Inc.
6101 Bollinger Canyon Road, Suite 500
San Ramon, CA 94583
Proposals to be Presented Under Rule 14a-8:
No later than October 23, 2025.
Proposals to be Presented Under Rule 14a-19:
No later than February 1, 2026.
Director Nominations under Bylaw Article II, Section 16 (“Proxy Access”):
No earlier than September 22, 2025 and no later than October 22, 2025.
Proposals and Director Nominations Submitted Under Other Bylaw Provisions:
No earlier than December 3, 2025 and no later than January 2, 2026.
In the event that we set the date for the 2026 Annual Meeting more than 30 days before or more than 70 days after March 2, 2026, submissions may be made no earlier than the close of business on the 120th day prior to the announced meeting date and no later than the close of business on the later of the 90th day prior to the announced meeting date or the 10th day following our first public disclosure of the date of the meeting.
If we increase the number of directors to be elected at the 2026 Annual Meeting with less than 100 days’ notice prior to March 2, 2026, stating the size of the increase and naming all the nominees for director, then stockholder nominations for directors will be considered if the proposal is delivered to our Secretary at our principal offices no later than 10 days after we make a public announcement of the increased board size. This only applies to nominations for positions created by the increase and does not apply to nominations for current positions.
Director nominations submitted under Bylaw provisions must meet the requirements set forth in the applicable Bylaw provisions.

72	CooperCompanies 2025 Proxy Statement

General Information
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 2, 2025
Who is entitled to vote at the Annual Meeting?
Our Record Date for the Annual Meeting is February 7, 2025. All stockholders who owned our stock at the close of business on the Record Date are entitled to receive proxy materials and to vote at the Annual Meeting and any continuations, adjournments, or postponements thereof.
As of the Record Date, there were ________________ shares of our common stock outstanding and entitled to vote at the Annual Meeting.
How many votes do I have?
Each outstanding share of our common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the Record Date.
How do I vote my shares?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person during the meeting, vote by proxy through the internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend and vote during the meeting. In such case, your previously submitted proxy will be disregarded.
• To vote in person during the meeting, you will be provided a ballot to complete.
• To vote online before the meeting, go to www.proxyvote.com.
• To vote by telephone, call 1-800-690-6903.
• To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.
If we receive your vote by internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the Annual Meeting, we will vote your shares as you direct. To vote, you will need the 16-digit control number in the Notice, on your proxy card or in the instructions that accompanied the proxy materials.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.
What happens if I vote my shares by proxy?
When you return a completed proxy card, or vote your shares by telephone or internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.
If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote your shares on your behalf as recommended by the Board:
•FOR the election of seven directors, as identified in this Proxy Statement, to serve for one-year terms expiring at the 2026 annual meeting of stockholders.
•FOR the amendment of to our Second Restated Certificate of Incorporation to provide for the exculpation of officers.
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2025.

CooperCompanies 2025 Proxy Statement	73

•FOR the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement.
•AGAINST the stockholder proposal regarding a simple majority vote.
Can I change or revoke my vote after I return my proxy card or voting instructions?
Yes. If you are a record holder of shares, you may revoke, subject to the voting deadlines above, your proxy by:
• Submitting another properly completed proxy card with a later date;
• Granting a subsequent proxy by telephone or through the internet;
• Sending a timely written notice that you are revoking your proxy to our Corporate Secretary at 6101 Bollinger Canyon Road, Suite 500, San Ramon, CA 94583; or
• Attending and voting in person during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote in person during the meeting, through the internet, by telephone or by completing your proxy card, your shares will not be voted.
Beneficial Owner/Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the Nasdaq deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2, 4 or 5 without your instructions but may vote your shares on Proposal 3 even in the absence of your instruction. Please instruct your bank, broker or other agent to ensure that your vote will be counted.
How many votes must be present to hold the Annual Meeting?
To conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the Record Date and entitled to vote. In accordance with Delaware law and our Bylaws, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.
What are broker “non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the Nasdaq to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How are broker non-votes and abstentions treated?
If your shares of common stock are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal 3, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposals 1, 2, 4 and 5, the broker may not exercise discretion to vote on those proposals. Such event would constitute a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. Please instruct your broker so your vote can be counted.

74	CooperCompanies 2025 Proxy Statement

If stockholders abstain from voting, the applicable shares of common stock will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. With respect to Proposal 1, abstentions are not considered WITHHOLD votes or votes cast FOR a nominee’s election and will have no effect in determining whether a nominee for director has received sufficient votes. With respect to Proposals 2, 3, 4 and 5, abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same effect as voting against the proposal.
Who counts the votes?
We have engaged Broadridge Financial Solutions as our independent agent to tabulate stockholder votes. If you are a stockholder of record and you choose to vote over the internet (either prior to or during the meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
Will I have appraisal or similar dissenters’ rights in connection with the proposals being voted on at the Annual Meeting?
No. You will not be entitled to appraisal or similar dissenters’ rights in connection with the proposals to be voted on at the Annual Meeting.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the "Notice") because our Board is soliciting your proxy to vote at the 2025 annual meeting of stockholders, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
The proxy statement and annual report are available at www.proxyvote.com. We intend to mail the Notice on or about February 19, 2025 to all stockholders of record.
Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?
No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.
Who pays for the proxy solicitation and how will the Company solicit votes?
We pay all costs associated with the solicitation of proxies, including any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.
We may solicit proxies in person or by mail, telephone, facsimile, or e-mail. Proxies may be solicited on our behalf by any of our directors, officers, or employees. Additionally, we have retained the firm of MacKenzie Partners, Inc. to assist with the solicitation of proxies and will pay a fee of $17,000 for this service, plus reasonable costs and expenses.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address.
This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the

CooperCompanies 2025 Proxy Statement	75

environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent by notifying your broker.
To make a change regarding the format of your proxy materials (electronically or in print), or to request receipt of a separate set of documents to a household, contact us through our website at investor.cooperco.com, or by mail at 6101 Bollinger Canyon Road, Suite 500, San Ramon, CA 94583.
How can I communicate with the Board of Directors?
Any interested party can contact our Board to provide comments, to report concerns, or to ask a question, at the following address:
Nicholas S. Khadder
Corporate Secretary
The Cooper Companies, Inc.
6101 Bollinger Canyon Road, Suite 500
San Ramon, CA 94583
Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board as a group through our website.
Please refer to our website at http://investor.coopercos.com/ for any changes in this process.

76	CooperCompanies 2025 Proxy Statement

Appendix A

CERTIFICATE OF AMENDMENT
TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
THE COOPER COMPANIES, INC.
The Cooper Companies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:
FIRST: The Board of Directors of the Corporation duly adopted resolutions at a meeting recommending and declaring advisable that the Second Restated Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:
Section (a) of Article X of the Second Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:
“(a) A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of the director’s or officer’s, as applicable, duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director or officer, as applicable, derived any improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, including removal or limitation of any of the foregoing exceptions, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.”
SECOND: The stockholders of the Corporation duly approved such amendment at an annual meeting of the stockholders of the Corporation.
THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, this Certificate of Amendment to Second Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this [•] day of [•], 2025.

By:
Name:
Title:

CooperCompanies 2025 Proxy Statement	77

Reconciliation of Selected GAAP Results to Non-GAAP Results

To supplement our financial results and guidance presented on a GAAP basis, we provide non-GAAP measures such as non-GAAP gross margin, non-GAAP operating margin, non-GAAP diluted earnings per share, as well as constant currency and organic revenue growth because we believe they are helpful for the investors to understand our consolidated operating results. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, to make operating decisions, and to plan and forecast for future periods. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We provide further details of the non-GAAP adjustments made to arrive at our non-GAAP measures in the GAAP to non-GAAP reconciliations below. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
To present constant currency revenue growth, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To present organic revenue growth, we excluded the effect of foreign currency fluctuations and the impact of any acquisitions, divestitures and discontinuations that occurred in the comparable period.
We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash that is available to grow the business, make strategic acquisitions, repay debt, or buyback common stock. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.
Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP.

78	CooperCompanies 2025 Proxy Statement

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
Gross Margin, Operating Margin, and EPS

	Twelve Months Ended October 31,
(In millions)	2024	Margin %	2023	Margin %
GAAP Gross Profit	$2,595.7	67%	$2,357.9	66%
Acquisition and integration-related charges (1)	4.3	—%	15.0	—%
Exit of business (2)	2.8	—%	7.6	—%
Medical device regulations (3)	3.2	—%	3.7	—%
Business optimization charges (4)	5.0	—%	2.4	—%
Total	15.3	—%	28.7	—%
Non-GAAP Gross Profit	$2,611.0	67%	$2,386.6	66%

	Twelve Months Ended October 31,
(In millions)	2024	Margin %	2023	Margin %
GAAP Operating Income	$705.7	18%	$533.1	15%
Amortization of acquired intangibles	201.2	5%	186.2	5%
Acquisition and integration-related charges (1)	20.6	1%	57.3	2%
Exit of business (2)	4.0	—%	18.8	1%
Medical device regulations (3)	19.8	1%	17.9	—%
Business optimization charges (4)	18.3	—%	18.7	1%
Acquisition termination fee (5)	—	—%	45.0	1%
Release of contingent liability (6)	—	—%	(31.8)	(1)%
Other (7)	1.7	—%	5.6	—%
Total	265.6	7%	317.7	9%
Non-GAAP Operating Income	$971.3	25%	$850.8	24%

CooperCompanies 2025 Proxy Statement	79

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
Gross Margin, Operating Margin, and EPS

	Twelve Months Ended October 31,
(In millions, except per share amounts)	2024	EPS	2023	EPS
GAAP Net Income	$392.3	$1.96	$294.2	$1.48
Amortization of acquired intangibles	201.2	1.00	186.2	0.93
Acquisition and integration-related charges (1)	20.6	0.10	57.3	0.29
Exit of business (2)	4.0	0.02	18.8	0.09
Medical device regulations (3)	19.8	0.10	17.9	0.09
Business optimization charges (4)	18.3	0.09	18.7	0.09
Acquisition termination fee (5)	—	—	45.0	0.23
Release of contingent liability (6)	—	—	(31.8)	(0.16)
Other (7)	12.9	0.06	12.0	0.06
Tax effects related to the above items	(61.1)	(0.30)	(86.5)	(0.43)
Intra-entity asset transfers (8)	132.5	0.66	106.5	0.53
Total	348.2	1.73	344.1	1.72
Non-GAAP Net Income	$740.5	$3.69	$638.3	$3.20
Weighted average diluted shares used	200.4		199.3
EPS, amounts and percentages may not sum or recalculate due to rounding.
(1)Charges include the direct effects of acquisition accounting, such as amortization of inventory fair value step-up, professional services fees, regulatory fees and changes in fair value of contingent considerations, and items related to integrating acquired businesses, such as redundant personnel costs for transitional employees, other acquired employee related costs, and integration-related professional services, manufacturing integration costs, legal entity rationalization and other integration-related activities. The acquisition and integration-related charges in fiscal 2024 were primarily related to the Cook Medical acquisition and integration expenses. The acquisition and integration-related charges in fiscal 2023 were primarily related to the Generate acquisition and integration expenses.
Charges included $8.4 million related to redundant personnel costs for transitional employees, $4.5 million of professional services fees, $1.4 million of manufacturing integration costs, 1.5 million of inventory fair value step-up amortization, and $4.1 million of other acquisition and integration-related activities in the twelve months ended October 31, 2024. The twelve months ended October 31, 2024 also included $0.7 million regulatory fees.
Charges included $21.9 million related to redundant personnel costs for transitional employees, $16.2 million of professional services fees, $6.5 million of manufacturing integration costs, $5.0 million of legal entity rationalization costs, $2.7 million regulatory fees, and $5.0 million in other acquisition and integration-related activities, in the twelve months ended October 31, 2023.
(2)Charges include costs related to product line exits such as inventory write-offs, site closure costs, contract termination costs and specifically-identified long-lived asset write-offs.
Charges included $2.3 million of write-offs of long-lived assets and $1.7 million of other costs related to product line exits in the twelve months October 31, 2024.
Charges included $7.9 million of site closure costs related to the exit of the lens care business, $1.1 million of other costs related to product line exits in the twelve months ended October 31, 2023. The fourth quarter of fiscal 2023 also included $9.8 million of intangible assets impairment charge associated with the discontinuation of certain products.
(3)Charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be limited to a specific time period.

80	CooperCompanies 2025 Proxy Statement

(4)Charges represent the costs associated with initiatives to increase efficiencies across the organization and optimize our overall cost structure, including changes to our IT infrastructure and operations, employee severance costs, legal entity and other business reorganizations, write-offs or impairments of certain long-lived assets associated with the business optimization activities.
Charges included $10.6 million of employee severance costs, $4.1 million related to changes to our IT infrastructure and operation, and $2.9 million of legal entity and other business reorganizations costs, in the twelve months ended October 31, 2024. The twelve months ended October 31, 2024 also included $0.7 million of other optimization costs.
Charges included $11.3 million of employee severance costs, $1.9 million of legal entity and other business reorganizations costs, and $5.9 million related to changes to our IT infrastructure and operations, partially offset by $0.2 million and $0.4 million of other items in the twelve months ended October 31, 2023.
(5)Amount represents an accrual for probable payment of a termination fee in connection with an asset purchase agreement in the second quarter of 2023, which was paid in August 2023.
(6)Amount represents the release the contingent consideration liability associated with SightGlass Vision's regulatory approval milestone in the first quarter of 2023.
(7)Charges include certain business disruptions from natural causes, litigation matters and other items that are not part of ordinary operations. The adjustments to arrive at non-GAAP net income also include gains and losses on minority interest investments and accretion of interest attributable to acquisition installment payables.
Charges included $5.9 million of gains and losses on minority interest investments, $5.5 million of accretion of interest attributable to acquisition installments payable, $1.5 million related to legal matters in the twelve months ended October 31, 2024.
Charges included $6.3 million of gains and losses on minority interest investments and $4.6 million related to legal matters in the twelve months ended October 31, 2023. The twelve months ended October 31, 2023 also included $1.1 million of other items.
(8)In fiscal 2021, the Company transferred its CooperVision intellectual property and goodwill to its UK subsidiary. As a result, we recorded a deferred tax asset equal to approximately $2.0 billion as a one-time tax benefit in accordance with U.S. GAAP in fiscal 2021 as subsequently adjusted for changes in UK tax law. The non-GAAP adjustments reflect the ongoing net deferred tax benefit from tax amortization each period under UK tax law.

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THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Twelve Months Ended October 31,
	2023			2023	2022			2022
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$1,235.3	$(28.7)	A	$1,206.6	$1,168.8	$(48.5)	A	$1,120.3
Operating expense excluding amortization	$1,638.6	$(102.8)	B	$1,535.8	$1,452.5	$(46.7)	B	$1,405.8
Amortization of intangibles	$186.2	$(186.2)	C	$—	$179.5	$(179.5)	C	$—
Other (income) expense, net	$14.9	$(6.3)	D	$8.6	$(25.0)	$42.1	D	$17.1
Provision for income taxes	$118.7	$(20.1)	E	$98.6	$89.5	$1.4	E	$90.9
Diluted earnings per share (1)	$5.91	$6.90		$12.81	$7.76	$4.66		$12.42
Weighted average diluted shares used	49.8			49.8	49.7			49.7

A	Fiscal 2023 GAAP cost of sales included $28.7 million of costs primarily related to integration activities and exit costs of the contact lens care business, resulting in fiscal 2023 GAAP gross margin of 66% as compared to fiscal 2023 non-GAAP gross margin of 66%. Fiscal 2022 GAAP cost of sales included $48.5 million of costs primarily related to exit costs of the contact lens care business and integration costs, resulting in fiscal 2022 GAAP gross margin of 65% as compared to fiscal 2022 non-GAAP gross margin of 66%.
B	Fiscal 2023 GAAP operating expense included $102.8 million costs, consisting primarily of payment of $45.0 million termination fee under an asset purchase agreement related to Cook Medical’s reproductive health business and integration activities. Fiscal 2022 GAAP operating expense included $46.7 million of costs primarily related to acquisition and integration activities and exit costs of the contact lens care business, partially offset by net decrease in fair value of contingent consideration.
C	Amortization expense was $186.2 million and $179.5 million for the fiscal 2023 and 2022, respectively. Items A, B, and C resulted in fiscal 2023 GAAP operating margin of 15% as compared to fiscal 2023 non-GAAP operating margin of 24%, and fiscal 2022 GAAP operating margin of 15% as compared to fiscal 2022 non-GAAP operating margin of 24%.
D	Fiscal 2023 other expense (income) primarily consists of loss on minority investments. Fiscal 2022 other expense (income) primarily consists of a gain on deconsolidation of SightGlass Vision.
E	Adjustments to provision for income taxes were primarily from the above items and intra-entity asset transfers.
(1)	QTD non-GAAP adjustments or diluted non-GAAP EPS may not sum to YTD non-GAAP adjustments or YTD diluted non-GAAP EPS due to rounding

82	CooperCompanies 2025 Proxy Statement

THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Twelve Months Ended October 31,
	2022			2022	2021			2021
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$1,168.8	$(48.5)	A	$1,120.3	$966.7	$(29.4)	A	$937.3
Operating expense excluding amortization	$1,452.5	$(46.7)	B	$1,405.8	$1,303.9	$(86.4)	B	$1,217.5
Amortization of intangibles	$179.5	$(179.5)	C	$—	$146.1	$(146.1)	C	$—
Other (income) expense, net	$(25.0)	$42.1	D	$17.1	$(8.8)	$11.4	D	$2.6
Provision for income taxes	$89.5	$1.4	E	$90.9	$(2,453.2)	$2,536.3	E	$83.1
Diluted earnings per share	$7.76	$4.66		$12.42	$59.16	$(45.92)		$13.24
Weighted average diluted shares used	49.7			49.7	49.8			49.8

A	Fiscal 2022 GAAP cost of sales includes $48.5 million of costs primarily related to exit costs of the contact lens care business and integration costs, resulting in fiscal 2022 GAAP gross margin of 65% as compared to fiscal 2022 non-GAAP gross margin of 66%. Fiscal 2021 GAAP cost of sales includes $29.4 million of costs primarily related to integration and other manufacturing related costs, resulting in fiscal 2021 GAAP gross margin of 67% as compared to fiscal 2021 non-GAAP gross margin of 68%.
B	Fiscal 2022 GAAP operating expense includes $46.7 million of costs primarily related to acquisition and integration activities and exit costs of the contact lens care business, partially offset by net decrease in fair value of contingent consideration. Fiscal 2021 GAAP operating expense includes $86.4 million of costs, primarily comprised of an increase in the fair value of contingent consideration and costs associated with acquisition and integration activity.
C	Amortization expense was $179.5 million and $146.1 million for the fiscal 2022 and 2021, respectively. Items A, B, and C resulted in fiscal 2022 GAAP operating margin of 15% as compared to fiscal 2022 non-GAAP operating margin of 24%, and fiscal 2021 GAAP operating margin of 17% as compared to fiscal 2021 non-GAAP operating margin of 26%.
D	Fiscal 2022 other (income) expense adjustments primarily consisted of a gain on deconsolidation of SightGlass Vision (SGV). Fiscal 2021 other (income) expense adjustments primarily consisted of an $11.6 million gain due to CooperVision's acquisition of all of the remaining equity interest of SGV in January 2021.
E	Fiscal 2022 adjustments in provision for income taxes arose primarily from the above items and intra-group asset transfers. Fiscal 2021 excludes an income tax benefit of $2,471.7 million related to the recognition of a deferred tax asset that resulted from an intra-group transfer of intellectual property and goodwill to a UK subsidiary in the first quarter and the remeasurement of this deferred tax asset caused by the UK enactment of a 25% corporate tax rate in the third quarter.

CooperCompanies 2025 Proxy Statement	83

THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Twelve Months Ended October 31,
	2021			2021	2020			2020
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$966.7	$(29.4)	A	$937.3	$896.1	$(90.1)	A	$806.0
Operating expense excluding amortization	$1,303.9	$(86.4)	B	$1,217.5	$1,085.8	$(30.9)	B	$1,054.9
Amortization of intangibles	$146.1	$(146.1)	C	$—	$137.2	$(137.2)	C	$—
Interest expense	$23.1	$—		$23.1	$36.8	$(4.0)	D	$32.8
Other (income) expense, net	$(8.8)	$11.4	E	$2.6	$8.5	$(7.0)	E	$1.5
Provision for income taxes	$(2,453.2)	$2,536.3	F	$83.1	$28.1	$29.4	F	$57.5
Diluted earnings per share	$59.16	$(45.92)		$13.24	$4.81	$4.83		$9.64
Weighted average diluted shares used	49.8			49.8	49.6			49.6

A	Fiscal 2021 GAAP cost of sales includes $29.4 million of costs primarily related to integration and other manufacturing related costs, resulting in fiscal 2021 GAAP gross margin of 67% as compared to fiscal 2021 non-GAAP gross margin of 68%. Fiscal 2020 GAAP cost of sales includes $90.1 million of costs primarily related to COVID-19 and other manufacturing related costs, resulting in fiscal 2020 GAAP gross margin of 63% as compared to fiscal 2020 non-GAAP gross margin of 67%.
B	Fiscal 2021 GAAP operating expense includes $86.4 million of costs, primarily comprised of $66.1 million of costs related to the increase in fair value of contingent considerations and costs related to acquisition and integration activity. Fiscal 2020 GAAP operating expense includes $30.9 million primarily related to acquisition, integration activities and European MDR implementation costs.
C	Amortization expense was $146.1 million and $137.2 million for the fiscal 2021 and 2020 periods, respectively. Items A, B, C resulted in fiscal 2021 GAAP operating margin of 17% as compared to fiscal 2021 non-GAAP operating margin of 26%, and fiscal 2020 GAAP operating margin of 13% as compared to fiscal 2020 non-GAAP operating margin of 23%.
D	Fiscal 2020 interest expense includes $4.0 million pertaining to the write-off of debt issuance costs related to the repayment and refinancing of the 2016 revolving credit facility and 2017 Term Loan.
E	Fiscal 2021 other (income) expense, net primarily consists of an $11.6 million gain due to CooperVision's acquisition of all of the remaining equity interest of a privately-held medical device company in January 2021. Fiscal 2020 other expense (income), net includes $7.0 million of losses on minority investments.
F	Fiscal 2021 includes changes in provision for income taxes that arise primarily from $2,527.1 million of tax benefit related to the recognition of deferred tax assets from an intra-group transfer of intellectual property and goodwill to a UK subsidiary in the first quarter and remeasurement of deferred tax assets caused by the UK enactment of a 25% corporate tax rate in the third quarter. Fiscal 2021 also includes changes that arise primarily from the above adjustments and intra-group asset transfers. Fiscal 2020 included changes that arise primarily from the above adjustments.

84	CooperCompanies 2025 Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date April 2, 2025